
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1999


                                                 REGISTRATION NO. 333-69721
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                              PRI AUTOMATION, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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        MASSACHUSETTS               04-2495703
 (STATE OR OTHER JURISDICTION    (I.R.S. EMPLOYER
              OF                  IDENTIFICATION
INCORPORATION OR ORGANIZATION)       NUMBER)

          805 MIDDLESEX TURNPIKE, BILLERICA, MASSACHUSETTS 01821-3986
                                 (978) 670-4270

         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               MITCHELL G. TYSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              PRI AUTOMATION, INC.
                             805 MIDDLESEX TURNPIKE
                      BILLERICA, MASSACHUSETTS 01821-3986
                                 (978) 670-4270

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

                          ROBERT L. BIRNBAUM, ESQUIRE
                            WILLIAM R. KOLB, ESQUIRE
                            FOLEY, HOAG & ELIOT LLP
                             ONE POST OFFICE SQUARE
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 832-1000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED FEBRUARY 5, 1999


PROSPECTUS


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              PRI AUTOMATION, INC.

                        2,490,516 SHARES OF COMMON STOCK

                               ------------------


    This is an offering of shares of common stock of PRI Automation, Inc. We are offering up to 2,490,516 shares of common stock to the holders of exchangeable shares of Promis Systems Corporation Ltd., a Canadian corporation, and to the holder of a warrant to purchase shares of common stock. Promis will issue the exchangeable shares in exchange for outstanding Promis common shares in connection with the proposed combination of PRI and Promis. Holders of exchangeable shares may then exchange one exchangeable share for one share of common stock, and in some cases we may redeem each exchangeable share for one share of common stock. We describe the process by which exchangeable shares may be exchanged for common stock on page 24 of this prospectus under the heading "Plan of Distribution."



    Holders of exchangeable shares may exchange their exchangeable shares for shares of our common stock immediately upon the completion of the combination of PRI and Promis or at a later time. We are offering the shares of our common stock on a continuous basis pursuant to Rule 415 under the Securities Act of 1933 only during the period when the registration statement relating to this prospectus is effective. We will bear the registration costs incurred in connection with this offering.



    Our common stock is traded on the Nasdaq National Market under the symbol "PRIA." On February 3, 1999, the closing price of our common stock, as reported on the Nasdaq National Market, was $37.13 per share.


                            ------------------------

            INVESTING IN THE SHARES INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.


    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                            ------------------------


                The date of this prospectus is February 5, 1999.

                      WHERE YOU CAN FIND MORE INFORMATION


    We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of our SEC filings at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the Public Reference Room. Our SEC filings are also available to the public on the SEC's website at http://web.sec.gov.


    The SEC allows us to "incorporate by reference" information from certain of our other SEC filings. This means that we can disclose information to you by referring you to those other filings, and the information incorporated by reference is considered to be part of this prospectus. In addition, certain information that we file with the SEC after the date of this prospectus will automatically update, and in some cases supersede, the information contained or otherwise incorporated by reference in this prospectus. We are incorporating by reference the information contained in the following SEC filings:


    - our Annual Report on Form 10-K for the fiscal year ended September 30, 1998 (as filed on December 22, 1998);



    - the description of our common stock contained in the Registration Statement on Form 8-A (as filed on October 12, 1994), including any amendment or report filed for the purpose of updating such description;



    - our Current Reports on Form 8-K (as filed on January 14, 1999 and January 29, 1999);



    - our definitive Proxy Statement used in connection with our Annual Meeting of Stockholders to be held on February 25, 1999 (as filed on January 27, 1999); and


    - any filings that we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (1) subsequent to the initial filing of this prospectus and prior to the date it is declared effective and (2) subsequent to the date of this prospectus and prior to the date of termination of this offering. Information in these filings will be incorporated as of the filing date.

    You may request copies of the filings, at no cost, by writing to or telephoning our Chief Financial Officer as follows:

                       PRI Automation, Inc.
                       805 Middlesex Turnpike
                       Billerica, Massachusetts 01730
                       Telephone: (978) 670-4270


    This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all of the information contained in the registration statement. For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.


                           FORWARD-LOOKING STATEMENTS


    Some of the information in this prospectus and in the documents that we incorporate by reference into this prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "expect," "anticipate," "plan," "believe," "seek," "estimate," "internal," "backlog" and similar words. Statements that we make in this prospectus and in the documents that we incorporate by reference into this prospectus that are not statements of historical fact may also be forward-looking statements. In particular, statements that we make in "Management's Discussion and Analysis of Financial Condition and Results of Operations" relating to our shipment level and profitability, and the sufficiency of capital to meet working capital and capital expenditures requirements, may be forward-looking statements. Forward-looking statements are not guarantees of our future performance, and involve risks, uncertainties and assumptions that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. There may be events in the future that we are not accurately able to predict, or over which we have no control. You should be not place undue reliance on forward-looking statements. We do not promise to notify you if we learn that our assumptions or projections are wrong for any reason. Before you invest in our common stock, you should be aware that the factors we discuss in the following risk factors and elsewhere in this prospectus could cause our actual results to differ from any forward-looking statements.

                                  RISK FACTORS

    Investing in shares of our common stock involves significant risks. Because you could lose the entire value of your investment, you should carefully consider the following risks before deciding to invest in our common stock. We are uncertain about the future of our business and, in preparing this document, have made certain assumptions and projections. We generally use words like
"expect," "believe" and "intend" to indicate these assumptions and projections.
Our assumptions and projections could be wrong for many reasons, including the reasons discussed in this section. We do not promise to notify you if we learn that our assumptions or projections in this prospectus are wrong.


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YOU MAY HAVE TO PAY TAXES      If you exchange your exchangeable shares for shares of our
WHEN YOU ACQUIRE OUR COMMON    common stock, you may be required to pay tax on any gain you
STOCK                          have under the laws of Canada and the US. WE STRONGLY URGE
                               YOU TO CONSULT WITH YOUR TAX ADVISOR WITH RESPECT TO THE TAX
                               CONSEQUENCES OF THE EXCHANGE OF YOUR EXCHANGEABLE SHARES FOR
                               SHARES OF OUR COMMON STOCK. See "Plan of
                               Distribution--Income Tax Considerations." Your tax
                               consequences can vary depending on:

                               - where you are a resident for tax purposes,
                               - whether you exchange your exchangeable shares by way of
                                 redemption or exchange,
                               - how long you have held your exchangeable shares, and
                               - the amount of outstanding exchangeable shares held by our
                                 Ontario subsidiary immediately after the exchange.

-- CANADIAN TAXES IMPOSED ON   If your exchangeable shares are redeemed or retracted, and
   CANADIANS WHO ACQUIRE OUR   - you are a Canadian resident holding exchangeable shares as
  COMMON STOCK                   capital property,
                               - you deal at arm's length with us, and
                               - you are not otherwise affiliated with us,

                               then you will generally be treated as if you received a
                               dividend equal to the amount paid to you on the redemption or retraction, less the paid-up capital of your exchangeable shares. If your net proceeds of disposition, less any deemed dividend, exceed the adjusted cost base for the exchangeable shares you exchange, you will also generally be treated as if you realized a capital gain to the extent of that excess.
                               If your net proceeds of disposition, less any deemed
                               dividend, are less than your adjusted cost base for the
                               exchangeable shares that you exchange, you will generally be treated as if you realized a capital loss to the extent of that shortfall.

                               If you otherwise exchange your exchangeable shares for
                               shares of our common stock, you will generally be considered to have realized a capital gain equal to the amount, if any, by which the net proceeds of disposition exceed the adjusted cost base for the exchangeable shares that you exchange. If your net proceeds of disposition are less than your adjusted cost base for the exchangeable shares that you exchange, you will generally be treated as if you realized a capital loss to the extent of that shortfall.


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-- US TAXES IMPOSED ON US      In most circumstances, if you are a "US person" for US
   PERSONS WHO ACQUIRE OUR     federal income tax purposes, you will generally recognize a
   COMMON STOCK                gain or loss when you exchange your exchangeable shares for shares of our common stock. Your gain or loss will be equal to the difference between the fair market value of the
                               shares of common stock you receive in the exchange and your basis in the exchangeable shares that you exchange. The gain or loss will generally be a capital gain or loss, except
                               that you may recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be a long-term capital gain or
                               loss under current law if your holding period for the
                               exchangeable shares is more than one year at the time of the exchange.

CANADIAN TAXES IMPOSED ON      If you are a Canadian resident for tax purposes, you must
CANADIANS WHO RECEIVE          include in your income any dividends that you receive, or
DIVIDENDS                      are treated as having received, on shares of our common
                               stock. If you are an individual, the dividends will not be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable
                               Canadian corporations. If you are a corporation, the
                               dividends will not be deductible in computing your taxable income. In some circumstances, you may be entitled to a
                               foreign tax credit for any US withholding tax paid on the
                               dividends, subject to detailed rules under Canadian tax
                               laws. Your cost amount for shares of our common stock that you receive on retraction, redemption or exchange of an
                               exchangeable share will in general be equal to the fair
                               market value of the shares of our common stock at that time.

US TAXES IMPOSED ON NON-US     If you are not a US resident for tax purposes, dividends
RESIDENTS WHO RECEIVE          that you receive on our common stock generally will be
DIVIDENDS                      subject to US withholding tax at a rate of 30%. This rate of withholding tax may be reduced if you are eligible for the benefits of an income tax treaty; this rate is generally 15%
                               on dividends paid to residents of Canada under the current version of the tax treaty between Canada and the US.

CANADIAN TAXES IMPOSED ON      If you are a Canadian resident for tax purposes, when you
CANADIANS WHO SELL OUR COMMON  dispose of shares of our common stock that you hold as
STOCK                          capital property, you will generally recognize a capital
                               gain equal to the amount, if any, by which the net proceeds of disposition exceed the adjusted cost base of your shares of common stock. If your net proceeds of disposition are
                               less than your adjusted cost base of those shares of common stock, you will generally recognize a capital loss equal to the difference between such net proceeds and such adjusted cost base.

US TAXES IMPOSED ON NON-US     If you are not a US resident for tax purposes, you will
RESIDENTS WHO SELL OUR COMMON  generally not be subject to US federal income tax on any
STOCK                          gain that you recognize when you sell or exchange shares of our common stock, unless that gain is effectively connected with your conduct of a US trade or business or, if you are an individual, you are present in the US for 183 days or
                               more during the year of the sale or exchange or certain
                               other conditions are satisfied.


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SPECIAL CANADIAN TAX RULES     If you hold your exchangeable shares through a trust
FOR RRSPS, RRIFS, AND DPSPS    governed by a registered retirement savings plan, a
REGARDING QUALIFIED            registered retirement income fund or a deferred profit
INVESTMENTS                    sharing plan, you should know that the exchangeable shares will be "qualified investments" under the Income Tax Act
                               (Canada) as long as the exchangeable shares are listed on a prescribed stock exchange, which currently includes the
                               Toronto Stock Exchange. If you are such a holder and you
                               exchange your exchangeable shares for shares of our common stock, those shares of common stock will also be "qualified investments" under the Canadian Tax Act, as long as those
                               shares are listed on a prescribed stock exchange, which
                               currently includes Nasdaq.

SPECIAL CANADIAN TAX RULES     If you hold your exchangeable shares through a trust
FOR RRSPS, RRIFS, DPSPS,       governed by a registered retirement savings plan, a
REGISTERED PENSION PLANS,      registered retirement income fund or a deferred profit
REGISTERED INVESTMENTS AND     sharing plan, or you are a registered pension plan,
CERTAIN OTHER TAX EXEMPT       registered investment or one of certain types of tax exempt
ENTITIES REGARDING FOREIGN     entities, you should know that the exchangeable shares will
PROPERTY                       not be "foreign property" under the Canadian Tax Act as long as they are listed on a prescribed stock exchange in Canada, and that our common stock will always be "foreign property"
                               under the Canadian Tax Act. Accordingly, if you are such a holder, you should consult your own tax advisors before you exchange the trust's exchangeable shares for shares of our common stock. Investing in our common stock may not be an
                               acceptable investment for such entities or may subject such entities to additional taxes, fees or expenses.

OUR COMMON STOCK MAY TRADE AT  The market price for our common stock may not be the same
DIFFERENT PRICES THAN THE      as, or even similar to, the market price for the
EXCHANGEABLE SHARES            exchangeable shares. The exchangeable shares are listed only on the Toronto Stock Exchange, and our common stock is
                               traded only on the Nasdaq National Market. We do not intend to list either the exchangeable shares or our common stock on any other stock exchange or market in the US or Canada.
                               Accordingly, the trading price of the exchangeable shares
                               will be based only upon the market for that stock on the
                               Toronto Stock Exchange, and the trading price for our common stock will be based only upon the market for that stock on the Nasdaq National Market.

WE DEPEND ON THE               Our business depends heavily upon capital expenditures by
SEMICONDUCTOR INDUSTRY, WHICH  semiconductor manufacturers, particularly manufacturers that
IS HIGHLY CYCLICAL             are opening or expanding semiconductor fabrication
                               facilities. These manufacturers frequently postpone or
                               abandon their plans to make capital expenditures when demand for their products and products containing semiconductors is low. The semiconductor industry has been highly cyclical,
                               and periods of oversupply in the market for semiconductors has caused significantly reduced demand for capital
                               equipment, including systems such as ours. We believe that this cyclicality will continue and that the recent high rate of technical innovation and resulting improvements in the
                               performance and price of semiconductor devices, which have driven much of the demand for our products, could slow or
                               encounter limits.


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THE SEMICONDUCTOR INDUSTRY     In the last year, the semiconductor industry has experienced
HAS EXPERIENCED A DOWNTURN     a significant downturn, which has seriously harmed our
THAT                           ability to sell our systems. Several of our customers have
HAS ADVERSELY AFFECTED OUR     announced reductions in their planned capital expenditures,
OPERATING RESULTS              including expenditures for the construction or expansion of semiconductor fabrication facilities. The recent downturn in the Asian markets has also affected demand for semiconductor manufacturing equipment, including our systems. These and
                               other factors have significantly reduced our revenues and
                               profitability in fiscal 1998. Our total revenues for fiscal
                               1998 were $178.2 million, compared with total revenues of
                               $213.6 million in fiscal 1997. In fiscal 1998, we incurred a net loss of $23.9 million, compared with net income of $26.6 million in fiscal 1997.

CONTINUATION OF THE            Any lengthy extension of the reduced demand for
SEMICONDUCTOR INDUSTRY         semiconductor automation equipment would seriously harm
DOWNTURN COULD JEOPARDIZE OUR  sales of our systems. If we take additional cost-cutting
PLANS                          measures in response to the downturn in the semiconductor
                               industry, we may be unable to continue to invest in
                               marketing, research, development and engineering at the
                               levels we think necessary to maintain our competitive
                               position.

OUR RESTRUCTURING PLAN         In July 1998, we announced a restructuring and cost
ADVERSELY AFFECTED OUR         reduction plan and reduced our workforce by approximately
FINANCIAL POSITION             15%, principally in the manufacturing and installation
                               groups. In fiscal 1998, we recorded a pre-tax restructuring charge against earnings of $5.6 million, including severance costs, costs related to reduction in facilities and other
                               restructuring costs. In fiscal 1998, we also recorded a
                               pre-tax charge against earnings of $14.0 million for the
                               write-down of inventories to their net realizable value and increases in the provision for warranty.

OUR LENGTHY SALES CYCLE MAKES  Our systems often have a lengthy sales cycle. As a result,
IT DIFFICULT TO ANTICIPATE     we have difficulty anticipating the timing and amount of
SALES                          specific sales. We may also spend significant amounts of
                               money and effort with no assurance that we will make a sale.
                               Before buying one of our systems, a prospective customer
                               must generally decide to upgrade or expand existing
                               facilities or to construct new facilities. These
                               undertakings are major decisions for most prospective
                               customers and typically involve significant capital
                               commitments and lengthy evaluation and approval processes.
                               In addition, downturns in the semiconductor industry may
                               cause prospective customers to postpone decisions regarding major capital expenditures, including purchases of our
                               systems.

OUR OPERATING RESULTS          Many factors may cause our operating results to fluctuate
FLUCTUATE SIGNIFICANTLY        significantly. Some of these factors are:

                               - the timing of significant orders
                               - the gain or loss of any significant customer
                               - new product announcements and releases by us or our
                                 competitors
                               - order cancellations and shipment rescheduling or delays
                               - patterns of capital spending by our customers


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                               - market acceptance of new and enhanced versions of our
                                 products
                               - changes in the pricing and the mix of products we sell
                               - cyclicality in the semiconductor industry and the markets served by our customers
                               - the timing of any acquisitions and related costs

                               As a result of these factors and the factors that follow, we believe that period-to-period comparisons of our revenues
                               and operating results are not necessarily meaningful. You
                               should not rely on these comparisons to predict our future performance.

OUR OPERATING RESULTS ARE      We derive a substantial portion of our revenues from the
AFFECTED BY THE SMALL NUMBER   sale of a relatively small number of our systems. The
OF SYSTEMS WE SELL             purchase price of our systems generally ranges from
                               $3,000,000 to $15,000,000, and we usually take more than one or two fiscal quarters to deliver our systems. As a result, any delay in the recognition of revenue for a single system could harm our results for a given accounting period. If we delay a shipment near the end of a fiscal period because,
                               for example, the customer reschedules or cancels its order or because we encounter unexpected manufacturing
                               difficulties, our sales in that fiscal period could fall
                               significantly below our expectations. This could seriously harm our business.

OUR OPERATING RESULTS ARE      Our operating results also fluctuate because our gross
AFFECTED BY OUR GROSS MARGINS  margins vary. Our gross margins vary for a number of reasons, including:

                               - the mix of products we sell
                               - the average selling prices of products we sell
                               - the costs to manufacture, market, service and support our new products and enhancements
                               - the costs to customize our systems
                               - our efforts to enter new markets

                               We typically charge a fixed price for our systems. As a
                               result, if the costs we incur in performing a contract
                               exceed our expectations, we generally cannot pass those
                               costs on to our customer.

OUR OPERATING RESULTS ARE      We continue to invest in research and development, capital
AFFECTED BY SIGNIFICANT FIXED  equipment and extensive ongoing customer service and support
COSTS AND LACK OF BACKLOG      capability worldwide. These investments create significant fixed costs that we may be unable to reduce rapidly if we do not meet our sales goals. Moreover, if we lack a significant backlog of orders for an extended period of time, we may
                               have difficulty planning our future production and inventory levels, which could also cause fluctuations in our operating results.

WE HAVE A LIMITED NUMBER OF    Historically, we have derived a significant portion of our
CUSTOMERS                      revenues from a limited number of customers. We expect this trend to continue for the foreseeable future. In fiscal
                               1996, 1997 and 1998, sales to our three largest customers
                               accounted for 40%, 47% and 41% of our total sales,
                               respectively. In those years, one customer, Intel
                               Corporation, accounted for 29%, 36% and 22% of our net
                               revenue, respectively. Our largest customers can change from year to year, as customers complete large semiconductor
                               fabrication facilities and initiate new projects.

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OUR FUTURE REVENUE SOURCES     None of our customers has any long-term obligation to
ARE UNCERTAIN                  continue to purchase our products or services, and any
                               customer could reduce or cease ordering our products or
                               services. We believe that sales to some of our customers
                               will decrease in the near future as they complete their
                               current purchases for new or expanded semiconductor
                               fabrication facilities. When a customer cancels an order,
                               our sales contract generally allows us to recover our
                               out-of-pocket expenses and a portion of our anticipated
                               profits from the sale. Because of the long sales cycle for our products, we may have difficulty in quickly replacing
                               orders that our customers cancel or reduce. Our failure to obtain large orders from new or existing customers could
                               seriously harm our business. In the past, our customers have sometimes failed to place orders we expected or have delayed or canceled delivery schedules as a result of changes in
                               their requirements. Order deferrals or cancellations can
                               seriously harm our business.

THE DOWNTURN IN ASIA COULD     The current economic downturn in certain Asian countries has
CONTINUE TO ADVERSELY AFFECT   adversely affected, and could continue to adversely affect,
OUR BUSINESS                   the worldwide semiconductor industry and our business. In
                               fiscal 1996, 1997 and 1998, our export sales to Asia,
                               excluding sales by Equipe to US original equipment
                               manufacturers who may have resold to customers in Asia, were approximately 10%, 14% and 9% of our total consolidated net revenues. According to industry analysts, as a result of the recession in Japan, as well as currency fluctuations and
                               other problems in other Asian countries, Asian consumers
                               have slowed purchases of personal computers, cellular phones and other products that use semiconductors. The reduction in demand for semiconductors has led and could continue to lead semiconductor manufacturers, both in Asia and the US, to
                               build fewer new semiconductor fabrication facilities and
                               undertake fewer capital improvement projects in their
                               existing semiconductor fabrication facilities. As a result, we have experienced, and could continue to experience,
                               delays or cancellations of orders from our customers. Such delays or cancellations could seriously harm our business.

OUR PLANNED INVESTMENTS IN     We believe that our continued presence in Asia will be
ASIA MAY NOT BE SUCCESSFUL     important to our long-term future financial performance.
                               Accordingly, we expect to invest significant resources to
                               increase our presence in Asia. Many of our Japanese
                               competitors have longstanding collaborative relationships
                               with Japanese and other Asian semiconductor manufacturers.
                               Accordingly, we may be unable to increase sales in the Asian semiconductor markets. These markets, which include Korea,
                               Taiwan, Singapore, China and, most significantly, Japan,
                               represent a substantial percentage of the worldwide
                               semiconductor manufacturing capacity.

WE HAVE INVESTED HEAVILY IN    We have invested, and are continuing to invest, substantial
300MM WAFER TECHNOLOGY, WHICH  resources to develop new systems and technologies to
IS BEING ADOPTED MORE SLOWLY   automate the processing of 300mm wafers. In fiscal 1997 and
THAN WE EXPECTED               1998, we invested approximately $7 million and $5.2 million, respectively, in the development of 300mm manufacturing
                               technology. However, the industry transition from the
                               current, widely used 200mm manufacturing technology to
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                               300mm manufacturing technology is occurring more slowly than we expected, partly as a result of the recent reduction in demand for semiconductors. Although pilot projects are
                               underway, no new 300mm semiconductor fabrication facility is yet under construction. Any significant delay in the
                               adoption of 300mm manufacturing technology, or the failure of such adoption to occur, could significantly reduce our
                               operating results. Moreover, continued delay in the
                               transition to 300mm technology could permit our competitors to introduce competing or superior 300mm products.

WE NEED EMPLOYEES WHO ARE      We need to hire additional management level employees and
DIFFICULT TO HIRE AND RETAIN   substantial numbers of employees with technical backgrounds for both our hardware and software engineering and technical support staffs. The market for these employees is becoming increasingly competitive, and we have occasionally
                               experienced delays in hiring these personnel. Our failure or inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis would adversely affect our ability to develop, manufacture, install and support our systems.

WE MAY HAVE DIFFICULTY         If the semiconductor industry resumes its growth, we may
MANAGING GROWTH IN LIGHT OF    have to design and manufacture our systems in larger volumes
FLUCTUATING DEMAND             than we do now. If demand for our products increases
                               rapidly, we may have difficulty increasing our production
                               capacity while maintaining our standards of quality and
                               reliability, and delivery times for our systems may
                               increase. If we fail to meet a customer's delivery or
                               performance criteria, we could lose business from that
                               customer, cause long-term damage to our reputation and have higher warranty and service costs. Any of these results
                               could seriously harm our business. Further, if we are unable to expand our existing manufacturing capacity to meet
                               demand, a customer's placement of a large order for the
                               development and delivery of flexible factory automation
                               systems during a particular period might deter other
                               customers from placing similar orders with us for the same period.

                               Our systems, procedures, controls and staffing may not be
                               adequate to support any rapid growth in our operations, if any. Our failure to respond effectively to fluctuating
                               demand for our products and to manage our future growth, if any, could seriously harm our business.

OUR RECENT ACQUISITIONS MAY    We acquired Equipe and its European distributor, Chiptronix
DISRUPT OUR OPERATIONS         Handling Systems, in the first half of 1998 and we expect to acquire Promis Systems in February 1999. We may be unable to successfully integrate the substantial operations of these companies with our own operations. We may also be unable to successfully develop, market and sell their products. These acquisitions and any future acquisitions also pose
                               additional risks, including:

                               - diversion of our management's attention
                               - loss of key employees of the acquired company
                               - interruptions in the sales efforts of the acquired company
                               - failure to integrate financial and accounting systems
                                 successfully
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                               - significant acquisition and integration expenses
                               - assumption of legal and other liabilities and risks
                               - entry into markets in which we have little or no prior
                                 experience

                               Any of these factors could seriously harm our business.
                               Moreover, these and future acquisitions may not produce the revenues, earnings or business synergies that we
                               anticipated, and an acquired product, service or technology might not perform as we expected. Any such poor performance could cause customer dissatisfaction and damage our
                               reputation.

ACQUISITIONS MAY DILUTE OUR    To pay for an acquisition, we might use capital stock or
STOCKHOLDERS AND REDUCE OUR    cash, or incur long-term indebtedness. If we use capital
LIQUIDITY                      stock, our existing stockholders might experience dilution of their ownership interests. If we use our cash reserves or significant debt financing, our liquidity will be reduced.

OUR INTERNATIONAL OPERATIONS   In fiscal 1996, 1997 and 1998, international sales accounted
CREATE SPECIAL RISKS           for 15%, 46% and 33% of our total revenues, respectively. We anticipate that international sales will continue to account for a significant portion of our net sales for the
                               foreseeable future. Our plans to expand internationally may distract our attention from our domestic operations and may absorb financial resources needed elsewhere. Our
                               international operations are subject to additional risks,
                               including:

                               - unexpected changes in trading policies, regulatory
                               requirements, exchange rates, tariffs and other barriers
                               - unstable political and economic environments
                               - greater difficulties in collecting accounts receivable
                               - difficulties in managing distributors or representatives
                               - restrictions on exporting and importing technology
                               - fewer protections for our intellectual property
                               - longer sales cycles than with domestic customers
                               - difficulties in staffing and managing foreign operations
                               - restrictions on the repatriation of earnings
                               - potentially adverse tax consequences

                               Although our international sales are primarily denominated in US dollars, changes in currency exchange rates could make it more difficult for us to compete with foreign
                               manufacturers on price. If our international sales increase relative to our total revenues, these factors could have a more pronounced effect on our operating results. In any
                               event, any of these factors could cause serious harm to our business.

WE FACE SIGNIFICANT            We compete intensely with one principal competitor, the
COMPETITION FROM OTHER         clean automation division of Daifuku, a large Japanese
AUTOMATION COMPANIES           manufacturer of factory automation systems. We also compete with Shinko Electronics Company, Murata Machinery and other manufacturers of equipment used to automate the process of semiconductor manufacturing. Our Equipe division competes
                               with a number of wafer-handling robotics companies,
                               including in-house organizations of process tool
                               manufacturers that develop their own automation, as
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                               well as other smaller robotics companies. Our software
                               division competes with a number of suppliers of automated
                               scheduling and planning software. We believe that
                               competition in our industry is likely to intensify.

                               We believe that, once a semiconductor manufacturer selects a particular vendor's equipment, the manufacturer will
                               generally rely upon that equipment for the specific
                               production line application and will frequently attempt to fulfill its other capital equipment needs from the same
                               vendor. Accordingly, we expect to have difficulty selling to potential customers that have selected a competitor's
                               equipment, and we expect that difficulty to last for a
                               significant period of time. In addition, the expected
                               transition to 300mm technology may cause new competitors to enter our markets and may diminish our competitive advantage with customers for whom we are the incumbent supplier of
                               automation equipment. In the face of increased competition, we may need to lower our prices, which could seriously harm our business.

WE MUST CONTINUALLY IMPROVE    Technology changes rapidly in the semiconductor
OUR TECHNOLOGY TO REMAIN       manufacturing industry. Our ability to compete will depend,
COMPETITIVE                    in part, on our ability to develop and introduce more
                               advanced systems at competitive prices and on a
                               cost-effective basis so as to enable our customers to
                               integrate them into their operations either before or as
                               they begin volume product manufacturing. If our competitors introduce new technologies, our sales could decline and our existing products could lose market acceptance. Our success in developing, introducing, selling and supporting more
                               advanced systems depends upon many factors, including:

                               - component selection
                               - timely and efficient completion of product design and
                                 development
                               - timely and efficient implementation of manufacturing and assembly processes
                               - software development
                               - product performance in the field
                               - effective sales, marketing, service and project management

                               Because we must commit resources to product development well in advance of sales, our product development decisions must anticipate technological advances by leading semiconductor manufacturers. We may not be successful in that effort. Our inability to select, develop, manufacture and market new
                               systems or enhance our existing systems could cause us to
                               lose our competitive position and could seriously harm our business.

WE MAY CONTINUE TO EXPERIENCE  Because our systems are complex and have a large number of
DELAYS IN PRODUCT DEVELOPMENT  components, there can be a significant lag between the time
AND TECHNICAL DIFFICULTIES     we introduce a system and the time we begin to produce that system in volume. We have occasionally experienced delays in introducing some of our systems and enhancements, as well as certain technical and manufacturing difficulties with those systems and
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                               enhancements. We could experience similar delays and
                               difficulties in the future. In addition, we must customize some of our systems to meet the customer's site or operating requirements. Our inability to complete the development or meet the technical specifications of any of our new systems or enhancements or to manufacture and ship these systems or enhancements in volume in a timely manner could impair our relationships with our customers and seriously harm our
                               business. In addition, we may incur substantial
                               unanticipated costs to ensure that our new products function properly and reliably early in their life cycle. These costs could be, for example, greater than expected installation
                               and support costs or increased materials costs as a result of expedited charges. We may not be able to pass these costs on to our customers. Any of these events could seriously
                               harm our business.

WE DEPEND ON ONE OR A FEW      For certain components or specialized processes that we use
SUPPLIERS FOR SOME MATTERS     in our products, such as painting of system cabinets and
                               enclosures, we depend on or have available only one or a few suppliers. We could experience disruption in obtaining
                               components we need for our products and may not be able to develop alternatives in a timely manner. If we are unable to obtain adequate deliveries of components for our products
                               for an extended period of time, we may have to pay more for inventory, parts and other supplies, seek alternative
                               sources of supply or delay shipping products to our
                               customers. We could also damage our relationships with
                               customers. Any such increased costs, delays in shipping or damage to customer relationships could seriously harm our
                               business.

WE MAY BE UNABLE TO PROTECT    Our success depends to a significant degree upon our patent
OUR PROPRIETARY TECHNOLOGY     for certain key elements of our AeroTrak monorail system,
                               our other patents, our source code and our other proprietary technology. The steps we have taken to protect our
                               technology may be inadequate. If so, we might not be able to prevent others from using what we regard as our technology to compete with us. For example, our patents could be
                               challenged, invalidated or circumvented, and the rights we have under our patents could provide no competitive
                               advantages. Existing trade secret, copyright and trademark laws offer only limited protection. In addition, the laws of some foreign countries do not protect our proprietary
                               technology to the same extent as the laws of the US. Other companies could independently develop similar or superior
                               technology without violating our proprietary rights. Any
                               misappropriation of our technology or the development of
                               competitive technology could seriously harm our business.

                               If we have to resort to legal proceedings to enforce our
                               intellectual property rights, the proceedings could be
                               burdensome and expensive and could involve a high degree of risk.

CLAIMS BY OTHERS THAT WE       Third parties could claim that our products or technology
INFRINGE THEIR PROPRIETARY     infringe their patents or other proprietary rights. Any such
TECHNOLOGY COULD HARM OUR      claim could cause us to incur substantial costs defending
BUSINESS                       against the claim, even if the claim is invalid, and could distract our management from our
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                               business. Furthermore, a party making such a claim could
                               secure a judgment that requires us to pay substantial
                               damages. A judgment could also include an injunction or
                               other court order that could prevent us from selling our
                               products. Any of these events could seriously harm our
                               business.

                               If anyone asserts a claim against us relating to proprietary technology or information, we might seek to license their
                               intellectual property or to develop non-infringing
                               technology. We might not be able to obtain a license on
                               commercially reasonable terms or on any terms.
                               Alternatively, our efforts to develop non-infringing
                               technology could be unsuccessful. Our failure to obtain the necessary licenses or other rights or to develop
                               non-infringing technology could prevent us from selling our products and could therefore seriously harm our business.

WE USE TOXIC AND HAZARDOUS     We use small quantities of lubricants, adhesives, solvents
SUBSTANCES THAT COULD EXPOSE   and cleaners in connection with our manufacturing and
US TO LIABILITY                assembly operations. Some of these materials are toxic or
                               hazardous to the environment, and we must therefore comply with governmental regulations relating to the use, storage, handling, manufacture and disposal of those materials. Our failure to control the use, storage, disposal or discharge of toxic or hazardous substances, or our failure to obtain necessary permits, could subject us to significant
                               liabilities. Any such liability could seriously harm our
                               business.

WE DEPEND ON MORDECHAI         Our future success depends significantly on the skills,
WIESLER AND MITCHELL G. TYSON  experience and efforts of our founder, Chairman of the Board and Treasurer, Mordechai Wiesler, and our President and
                               Chief Executive Officer, Mitchell G. Tyson. We also depend on other executive officers and key personnel. Many of these individuals would be difficult to replace. The loss of Mr.
                               Wiesler, Mr. Tyson or any other key person could seriously harm our business.

"YEAR 2000" PROBLEMS MAY       Many existing computer systems and software products do not
DISRUPT OUR OPERATIONS         properly recognize dates after December 31, 1999. This "Year
                               2000" problem could result in miscalculations, data
                               corruption, system failures or disruptions of operations.
                               The inability of our products, or of products, services and systems on which we rely, to process dates after December
                               31, 1999 could seriously harm our business.

                               Our Year 2000 project to identify and correct any Year 2000 problems is in various stages of completion with respect to our products, our internal information technology, or IT,
                               systems, our internal non-IT systems, and third-party
                               business services and products on which we rely. We
                               currently expect to complete all testing for Year 2000
                               compliance in mid-1999. We could fail to complete our Year
                               2000 assessment and remediation program in a timely manner and the costs of that program may be greater than we expect.
                               Our Year 2000 program may be inadequate to identify in a
                               timely manner all Year 2000 problems that could adversely
                               affect our business. If we identify any significant Year
                               2000 problems late in our testing schedule, we may not have sufficient time, resources
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                               or ability to remedy the problem. We do not currently have a
                               Year 2000 contingency plan.

                               Any unexpected Year 2000 problem could require us to spend significant amounts of money to try to correct the problem.
                               If any of our products have Year 2000 problems that we
                               cannot quickly correct, we could lose customer goodwill and face customer lawsuits. If any of our internal systems or
                               any third-party services or products on which we rely have
                               Year 2000 problems, our operations could be disrupted, which could in turn cause delays in meeting production and
                               shipping goals and could divert significant management
                               resources. Any of these outcomes could seriously harm our
                               business.

THE MARKET PRICE OF OUR        The market price of our common stock has fluctuated widely
COMMON STOCK IS VOLATILE       and may continue to do so. Many factors could cause the
                               market price of our common stock to rise and fall. Some of these factors are:

                               - variations in our quarterly operating results
                               - announcements of technological innovations
                               - introduction of new products or new pricing policies by us or our competitors
                               - trends in the semiconductor manufacturing industry
                               - acquisitions or strategic alliances by us or others in our industry
                               - the hiring or departure of key personnel
                               - changes in accounting principles
                               - changes in estimates of our performance or recommendations by financial analysts
                               - market conditions in the industry and the economy as a
                                 whole

                               In addition, the stock market has recently experienced
                               extreme price and volume fluctuations. These fluctuations
                               have particularly affected the market prices of the
                               securities of many high technology companies. These broad
                               market fluctuations could adversely affect the market price of our common stock. When the market price of a stock has
                               been volatile, holders of that stock have often instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought such a lawsuit against us, we could incur substantial costs
                               defending the lawsuit. The lawsuit could also divert the
                               time and attention of our management. Any of these events
                               could seriously harm our business.

FUTURE SALES BY EXISTING       When we acquired Equipe, Chiptronix and two related
STOCKHOLDERS COULD DEPRESS     companies, we issued 4,469,016 shares of our common stock to
THE MARKET PRICE OF OUR        the former stockholders of those companies. Immediately
COMMON STOCK                   after they were issued, these shares were "restricted
                               securities" for purposes of Rule 144 under the Securities
                               Act, and will be eligible for sale in the public market
                               pursuant to Rule 144 commencing in January 1999. We have
                               already registered approximately 31% of these shares for
                               sale in the public market. We may be required to register
                               the remaining shares for sale in the public market. The sale of substantial amounts of these shares in the public market could adversely affect the market price of our common stock.
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CERTAIN PROVISIONS OF OUR      Our basic corporate documents, our stockholder rights plan
CHARTER AND BY-LAWS AND        and Massachusetts law contain provisions that might enable
MASSACHUSETTS LAW MAKE A       our management to resist an attempt to take over our
TAKEOVER OF OUR COMPANY MORE   company. For example, our board of directors can issue
DIFFICULT                      shares of common stock and preferred stock without
                               stockholder approval, and the board could issue stock to
                               dilute and adversely affect various rights of a potential
                               acquiror. The board could use other provisions to
                               discourage, delay or prevent a change in the control of our company or a change in our management. These provisions
                               might also discourage, delay or prevent an acquisition of
                               our company at a price that you may find attractive. These provisions could also make it more difficult for you and our other stockholders to elect directors and take other
                               corporate actions. These provisions could limit the price
                               that investors might be willing to pay for shares of our
                               common stock.
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                                   ABOUT PRI


    We are a leading supplier of factory automation systems for semiconductor manufacturers and OEM equipment suppliers. We combine advanced robotics technology with material handling systems and a broad array of integrated software to automate the manufacturing of integrated circuits. Our mission is to provide integrated solutions of hardware, software and services that optimize the flow of silicon wafers throughout the semiconductor fabrication facility, or fab, improving the productivity of semiconductor manufacturing. Our products consist of overhead monorail wafer transportation systems; work-in-process wafer stockers and reticle stockers; tool automation systems; material control software and scheduling and planning software; and factory simulation and other services, including project management and on-site support. Our automated material handling solutions increase process tool utilization and throughput by optimizing the flow of wafers to and from process tools throughout the fab.

    In North America, we sell our products through a direct sales force operating out of our headquarters in Billerica, Massachusetts and our regional offices in California, Texas and Oregon. Outside North America, we sell and support our products through our direct sales and technical support organization with offices in the United Kingdom, France, the Netherlands, Germany, Ireland, Israel, Italy, Switzerland, Taiwan, South Korea, Singapore, and Japan.

    Our principal executive offices are located at 805 Middlesex Turnpike, Billerica, Massachusetts 01821-3986, and our telephone number is (978) 670-4270. Our company was incorporated in Massachusetts in 1972 under another name and we began our present business in 1982.


                           OUR ACQUISITION OF PROMIS



    On November 24, 1998, we agreed to acquire Promis pursuant to the terms of a combination agreement among PRI, Promis and our Ontario subsidiary. The acquisition, which is intended to be accounted for as a pooling of interests, is expected to be completed during the first quarter of 1999, subject to satisfaction of customary closing conditions.


    Promis develops, markets and maintains software products used by large-scale manufacturers, such as semiconductor and precision electronics manufacturers, to optimize their manufacturing processes and ensure compliance with mandatory specifications. Promis' software is "mission critical" in that large-scale manufacturers would be unable to effectively operate their facilities without its use or the use of similar software.

    Promis' software offerings operate in real-time and are designed for use by manufacturers whose raw materials or components are processed in distinct units, permitting work-in-progress and finished goods to be tracked by lots. Promis' software products are designed to assist in the planning, execution and control of manufacturing operations and thereby enhance the competitiveness of such manufacturing users, by allowing them to achieve higher product quality, faster output and lower productions costs.

                                USE OF PROCEEDS


    Because we will issue most of the shares of common stock offered hereby upon exchange or redemption of the exchangeable shares, we will receive no net cash proceeds upon such issuance of such shares. We will receive net cash proceeds of up to approximately $170,000, subject to fluctuations in the exchange rate between Canadian dollars and United States dollars, in connection with the exercise of a warrant to purchase shares of our common stock also being offered hereby. We will use these proceeds for general corporate purposes.


                                       16
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                          DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 50,000,000 shares of common stock and 400,000 shares of preferred stock. We have designated 250,000 shares of preferred stock as series A participating cumulative preferred stock. In connection with our combination with Promis, we will designate one share of our undesignated preferred stock as special voting preferred stock.

OUR COMMON STOCK

    As of January 28, 1999, there were 20,012,590 shares of our common stock outstanding. Holders of our common stock have one vote for each share held of record on all matters upon which our stockholders vote. Subject to any preferences that holders of our preferred stock might have, the holders of our common stock will receive any lawful dividends that our board of directors might declare. The holders of our common stock will receive pro rata all of our remaining assets that are available for distribution to our stockholders in the event that we liquidate, dissolve or wind up our affairs, subject to any preferences that holders of our preferred stock might have.

OUR PREFERRED STOCK

    As of January 28, 1999, there were no shares of our preferred stock outstanding. Subject to limitations prescribed by Massachusetts law, we have authorized our board of directors to take the following actions without the need for any further action or vote by our stockholders:

    - issue preferred stock in one or more series

    - establish the number of shares to be included in each such series

    - fix or alter the rights, preferences and privileges of the shares of each wholly unissued series and any restrictions that may apply to these shares

    - increase or decrease the number of shares of any such series, so long as the amount is not below the number of shares of such series then outstanding

    - attempt to discourage an unsolicited acquisition proposal by issuing preferred stock or the rights to purchase preferred stock

OUR STOCKHOLDER RIGHTS PLAN

    On December 7, 1998, our board of directors declared a distribution of one new right for each outstanding share of our common stock. We issued these rights to our stockholders of record on December 9, 1998. Thereafter, we will issue rights with respect to shares of common stock issued before we distribute the rights and, in certain circumstances, with respect to shares of common stock issued after we distribute the rights. Each right, when it becomes exercisable as described below, will entitle the holder to purchase from us one one-hundredth (1/100) of a share of series A preferred stock for $140. The description and terms of the rights are set forth in a rights agreement between us and State Street Bank and Trust Company, which is acting as the rights agent.


    We will issue the rights to our stockholders upon the earliest of the following dates:


    - the date on which we first publicly announce that a person or group has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more of our outstanding common stock, including common stock that we will issue upon the exchange or redemption of exchangeable shares

    - the date on which we first publicly announce that an affiliate or associate of such person or group has acquired, or has obtained the right to acquire, beneficial ownership of 20% or more

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      of our outstanding common stock, including common stock that we will issue upon the exchange or redemption of exchangeable shares

    - the date, if any, as our board of directors may designate by following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer which could result in the potential buyer becoming the beneficial owner of 20% or more of our outstanding common stock, including common stock that we will issue upon the exchange or redemption of exchangeable shares

    Until we issue and distribute the rights to our stockholders, certificates for common stock alone will evidence the rights. Accordingly, until we distribute the rights, they will be transferred with and only with the common stock. As soon as practicable following the date that we distribute the rights, we will mail separate certificates evidencing the rights to stockholders of record as of the close of business on that date. Thereafter, the separate right certificates will evidence the rights. The rights are not exercisable until we distribute them. The rights will expire on December 9, 2008, unless we redeem them on an earlier date.

    If our common stock or series A preferred stock change in any way, then our board of directors may adjust any of the following in order to preserve the actual or potential economic value of the rights:

    - the number of shares of series A preferred stock or other securities issuable upon exercise of a right

    - the purchase price of series A preferred stock

    - the redemption price of series A preferred stock

    - the number of rights associated with each share of common stock

    We may issue shares of series A preferred stock in fractions which are an integral multiple of one one-hundredth (1/100) of a share of series A preferred stock. Though not required to do so, we may issue fractions of shares upon the exercise of rights. In lieu of fractional shares, we may issue certificates or utilize a depository arrangement as provided by the terms of the series A preferred stock. In the case of fractions other than one one-hundredth (1/100) of a share of series A preferred stock or integral multiples thereof, we may make a cash payment based on the market price of such shares.

    After we distribute the rights, the rights will entitle each holder to purchase, for $140, that number of one one-hundredths (1/100) of a share of our series A preferred stock equivalent to the number of shares of our common stock which at the time of the transaction would have a market value of $280.

    If we enter into one of the following transactions with an entity that is a publicly traded corporation, then each right will entitle its holder to purchase, for $140, that number of common shares of such corporation which at the time of the transaction would have a market value of $280:

    - our acquisition by the other entity

    - our merger with the other entity

    - our sale, lease, exchange or transfer of 50% or more of our assets to the other entity

    - our sale, lease, exchange or transfer of assets representing 50% or more of our earning power to the other entity

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    If we enter into one of the above transactions with an entity that is not a publicly traded corporation, then each right will entitle its holder to purchase, for $140, one of the following at the holder's option:

    - the number of shares of such entity that at the time of the transaction would have a book value of $280

    - the number of shares of the surviving company in an acquisition, which could be us, that at the time of the transaction would have a book value of $280

    - in the case where the entity has an affiliate which has publicly traded common shares, the number of common shares of the affiliate that at the time of the transaction would have a book value of $280

    If a person or group acquires or proposes to acquire enough common stock to trigger distribution of the rights, then any rights that at any time such person or group owns will be null and void and nontransferable. Likewise, if any affiliate or associate of such person or group acquires or proposes to acquire enough common stock to trigger distribution of the rights, then any rights that at any time such affiliate or associate owns will be null and void and nontransferable. Any holder, purported transferee or subsequent holder of such rights will lack any right to exercise or transfer the rights.

    At any time after distribution of the rights, our board of directors may exchange all or part of the then-outstanding rights, other than those rights that are null and void and nontransferable as described above. The consideration per right for such exchange will consist of one-half of the securities that otherwise would have been issuable to the holder of each right upon exercise of the right. In substitution for shares of series A preferred stock, we may also issue shares of common stock having an equivalent market value to the shares of series A preferred stock if at such time either of the following conditions applies:

    - we have a sufficient number of shares of common stock issued but not outstanding

    - we have a sufficient number of shares of common stock authorized but unissued

    Our board may redeem all, but not less than all, of the rights at a price of $.001 per right at any time prior to the earlier of the following dates:

    - the date on which the rights expire

    - the date on which we first publicly announce that a group has acquired, or has proposed to acquire, enough common stock to trigger the distribution of rights

    Our board may pay the redemption price either in cash, in shares of our common stock, or in any of our securities that our board deems to be at least equivalent in value.

    If our Board of Directors elects to redeem the rights, then we will announce the redemption. Once we announce the redemption, the right to exercise the rights will terminate and the holders of the rights will be entitled to receive the redemption price. Until a right is exercised, holders will have no additional rights as stockholders. Such additional rights include, without limitation, additional rights to vote or to receive dividends.

    We may supplement or amend the rights agreement in any way and at any time prior to the distribution of the rights, except that we may not do so in order to reduce the redemption price or provide for an earlier expiration of the rights. Our authority to supplement or amend the rights agreement includes the provisions concerning the date on which we will distribute the right, the time during which holders may redeem the right, and the terms of the series A preferred stock. We may supplement or amend the rights agreement without the approval of any holder of the rights.

    The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on substantially all the rights being acquired. However, the rights will not interfere with any merger or other business combination with a third party for which our board of directors grants its approval. This is so because the board may redeem the then-outstanding rights at the redemption price before we first publicly announce that a person or a group has acquired, or has proposed to acquire, enough common stock to trigger distribution of the rights.

OUR SERIES A PREFERRED STOCK

    As of January 28, 1999, there were no shares of our series A preferred stock outstanding.

    If we declare dividends on shares of our common stock, then at the same time we will also pay cash and in-kind dividends to record holders of our series A preferred stock. The payment per share of series A preferred stock will be equal to 100 times the per share amount of all cash dividends that we are then paying on each share of common stock. This amount is subject to adjustment to reflect stock dividends, subdivisions or combinations of our outstanding common stock. The holders of series A preferred stock are also entitled to receive quarterly cumulative dividends payable in cash in an amount equal to $1.00 per whole share. However, we will reduce these payments of quarterly cumulative dividends by whatever amount that we might have paid the series A preferred stock holders in cash and in-kind dividends as described above.

    Holders of our series A preferred stock may vote on each matter on which holders of our common stock may vote. Series A preferred stock holders will have 100 votes for each whole share of series A preferred stock that they hold. This amount is also subject to adjustment as described above. Holders of any fraction of a share of series A preferred stock that is not smaller than one one-hundredth (1/100) of a share will be entitled to vote such fraction. If the equivalent of six quarterly dividends are in default, then series A preferred stock holders will have certain special voting rights in the election of directors.

    Whenever quarterly dividends or distributions on outstanding shares of our series A preferred stock are in arrears, our right to benefit holders of shares of stock ranking junior to or on a parity with the series A preferred stock will be subject to certain restrictions. These benefits may include our declaration or payment of dividends or other distributions on the stock, and our redemption or purchase of the shares of the stock.

    If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, then the series A preferred stock holders will receive an amount equal to the accrued dividends thereon plus the greater of the following amounts:

    - $1.00 per share

    - an amount per share equal to 100 times the amount per share that we distribute to holders of common stock, subject to adjustment as described above

    We will distribute this amount to the holders of series A preferred stock before we make any distribution to the holders of stock ranking on a parity with the series A preferred stock, other than a ratable distribution, and also before we make any distribution to holders of stock ranking junior to the series A preferred stock.

    Holders of shares of series A preferred stock may not redeem these shares. However, we may purchase shares of series A preferred stock in the open market or pursuant to an offer to any holder.

    If we engage in a consolidation, merger or other transaction in which the shares of common stock are exchanged for or converted into other securities, cash or any other property, the shares of series A preferred stock will be similarly exchanged or converted.

    We may issue shares of series A preferred stock in whole shares or in any fraction of a share that is not smaller than one one-hundredth (1/100) of a share or any integral multiple of such fraction, subject to certain adjustments. In lieu of issuing fractional shares, we may issue certificates or depositary receipts evidencing such authorized fractions of shares. In the case of fractions other than one one-hundredth (1/100) of a share and integral multiples thereof, we may pay registered holders cash equal to the same fraction of the current market value of any outstanding shares of series A preferred stock or the equivalent number of shares of common stock.

OUR VOTING SHARE


    On the closing of our combination with Promis, we will enter into a voting and exchange trust agreement with Promis, our Ontario subsidiary and Montreal Trust Company of Canada, as trustee. Unless our charter or applicable law prevents us from doing so, the voting and exchange trust agreement will require us to issue a voting share to the trustee who will hold the voting share in trust for the benefit of the holders of exchangeable shares. The voting share will entitle the trustee to vote at meetings of the holders of our common stock. For each exchangeable share which is not held by us or our subsidiaries, the trustee will have the number of votes to which a holder of one share of our common stock is entitled with respect to any vote. Unless our charter or applicable law requires otherwise, the trustee and the holders of our common stock will vote together as a single class in the election of directors and in all matters which are submitted to a vote of our stockholders.


    The voting share will not entitle the trustee to receive dividends. In the event of our dissolution, liquidation or the winding up of our affairs, the trustee will receive $1.00 out of our net assets available for distribution to our stockholders before any distribution is made to the holders of any of our stock which, in accordance with our charter, is not entitled to receive a distribution prior to the voting share. This amount will be adjusted to reflect the effect of any stock split, stock dividend, combination or similar change on the voting share. When there are no longer any outstanding exchangeable shares other than those exchangeable shares which are held by us or our subsidiaries, the voting share will not have any votes. In such event, we will redeem the voting share for $1.00 and it will automatically return to being an authorized but unissued share of our preferred stock.

MASSACHUSETTS LAW AND CERTAIN PROVISIONS OF OUR AMENDED AND RESTATED ARTICLES OF
  ORGANIZATION AND OUR AMENDED AND RESTATED BY-LAWS

    WE ARE SUBJECT TO THE MASSACHUSETTS LAW ON ANTI-TAKEOVERS. We are subject to Chapter 110F of the Massachusetts General Laws, an anti-takeover law. In general, Chapter 110F prohibits us from engaging in a business combination with an interested stockholder for a period of three years after the date on which the person became an interested stockholder, unless one of the following conditions applies:

    - before the person became an interested stockholder, our board of directors approved either the business combination or the transaction that resulted in the person becoming an interested stockholder

    - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 90% of our voting stock that was outstanding when the transaction commenced, excluding shares that our directors, officers and certain other affiliates held at that time

    - after the person becomes an interested stockholder, our board of directors approved the business combination and two-thirds of the outstanding voting stock that is not owned by the interested stockholder affirmatively voted to authorize the business combination in a shareholder meeting

    In general, the term "business combination" includes any merger, consolidation, or disposition of a specified percentage of our assets involving us or one of our majority-owned subsidiaries. It also includes certain transactions resulting in a financial benefit to the interested stockholder. In general, the term "interested stockholder" includes any person who beneficially owns 5% or more of our voting stock either individually or with or through any of his or her affiliates or associates. It also covers any one of our affiliates or associates who beneficially owned 5% or more of our voting stock at any time within the previous three years, including the affiliates or associates of that person. If the person is eligible to file Schedule 13G under the SEC rules with respect to our securities, the applicable percentage is 15%. Although the statute allows us to do so, we have not elected to opt out of the coverage of Chapter 110F.

    WE ARE NOT SUBJECT TO THE MASSACHUSETTS LAW ON REGULATION OF CONTROL SHARE ACQUISITIONS. We are not subject to Chapter 110D of Massachusetts General Laws, entitled "Regulation of Control Share Acquisitions." In general, this statute provides that any stockholder of a corporation who acquires beneficial ownership of 20% or more of the corporation's outstanding voting stock may not vote that stock unless the corporation's stockholders so authorize. Our board of directors may amend our By-Laws at any time to subject us to this statute prospectively.

    WE ARE NOT SUBJECT TO THE MASSACHUSETTS LAW ON CLASSIFICATION OF THE BOARD OF DIRECTORS. We are not subject to Section 50A of the Massachusetts Business Corporation Law. In general, this statute requires that a publicly held Massachusetts corporation classify its board of directors into three classes as nearly equal in size as possible based on their term of office. Directors who are classified under this statute may be removed only for cause by the affirmative vote of a majority of the shares outstanding and entitled to vote in the election of directors. Although our board of directors has elected by vote to opt out of these provisions, we might in the future adopt a vote of our board of directors electing to be subject to the statute's coverage.

    REMOVING MEMBERS OF OUR BOARD OF DIRECTORS. Our by-laws provide for the ways in which a member of our board of directors may be removed from office. The holders of a majority of the outstanding shares entitled to vote in the election of directors may vote to remove our directors from office with or without cause. These stockholders must make such a vote at a stockholder meeting called for the purpose of removing the member of the board of directors from office. A majority of the directors then in office may also vote to remove any of our directors for cause at a meeting of our board of directors. In such a case, the board must first give reasonable notice and an opportunity to be heard to the director who is subject to removal.

    FILLING VACANCIES ON OUR BOARD OF DIRECTORS. Our by-laws also provide for the ways to fill any vacancy in our board of directors. Our board of directors may fill any board vacancy by a vote of the majority of the directors then in office. In the absence of such election by the directors, our stockholders may fill any board vacancy at a meeting called for that purpose. If the board vacancy is the result of an action taken by our stockholders, then the stockholders may fill that vacancy at the same meeting at which the action was taken that led to the vacancy by complying with the provisions of our by-laws regarding nominations of directors. Once a stockholder proposes a nominee for the board, we may require the nominee to provide additional information if we reasonably need this information to determine the nominee's eligibility.

    CALLING A STOCKHOLDER MEETING. Our by-laws require that a stockholder seeking to conduct business at a meeting of stockholders, including nominating someone to the board of directors, must comply with certain notice procedures. Generally, the stockholder must give us written notice at least 60 days before the scheduled meeting. If we give less than 70 days' notice of the date of the meeting, however, a stockholder will have 10 days within which to give us notice. A stockholder's notice must include information about the proposed business, the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made and any other stockholder known to support the proposal.

    The Massachusetts business corporation law provides that our president or board of directors may call a special meeting of our stockholders. Likewise, our by-laws require our clerk to call a special meeting of our stockholders upon the written application of the holders of 40% or more of our capital stock entitled to vote at a special meeting.

    CHANGES TO OUR ARTICLES OF INCORPORATION AND BY-LAWS. Our articles of organization authorize our stockholders to make, alter, amend and repeal our by-laws. Our articles of organization also authorize our board of directors to make, alter, amend and repeal our by-laws, except for any provision which by law, our articles of organization, or our by-laws requires action by the stockholders. Our articles of organization also require the affirmative vote of holders of at least 80% of our shares entitled to vote in the election of directors in order to amend or repeal certain articles of organization or our by-laws relating generally to the following actions:

    - meetings of stockholders

    - meetings and elections of directors

    - resignations

    - removals and vacancies of directors and officers

    - amendments to our by-laws

    INDEMNIFYING AND LIMITING THE PERSONAL LIABILITY OF OUR DIRECTORS. Our articles of organization limit our directors' personal liability to us and to our shareholders for monetary damages for breach of fiduciary duty as a director to the maximum extent that Massachusetts law permits. Our articles of organization generally provide that we will indemnify any person involved in or threatened to be involved in any proceeding because he or she is or was our director or officer, or because he or she served at our request as a director, officer employee or agent of another organization. We will indemnify such person to the fullest extent authorized by Massachusetts law against all expense, liability and loss that the person reasonably incurs or suffers in connection with such proceeding. Our board may grant rights to indemnification and advancement expenses to any of our employees or agents to the fullest extent that our articles of organization permit.

    AUTHORIZING SIGNIFICANT CORPORATE EVENTS. Our articles of organization provide that we may authorize the following actions by a vote of a majority of the shares of each class of stock outstanding and entitled to vote thereon if approved by a majority of our board:

    - our sale, lease or exchange of all or substantially all of our property and assets upon such terms and conditions as we deem expedient

    - our merger or consolidation into any other corporation

    IMPORTANT EFFECTS OF OUR ARTICLES OF ORGANIZATION AND BY-LAWS ON OUR SHAREHOLDERS. Some of the provisions in our articles of organization and by-laws discussed above would hinder or discourage a proxy contest or a substantial shareholder's assumption of control. These provisions could also discourage a third party from making a tender offer or otherwise attempting to obtain control over us, even though such an attempt might benefit us or our stockholders. In addition, our articles of organization and by-laws are designed to discourage accumulations of large blocks of our stock by purchasers whose objective is to have us repurchase this stock at a premium. These provisions could reduce the temporary fluctuations in the market price of our stock that such accumulations might otherwise cause. Accordingly, this could deprive our stockholders of opportunities to sell their stock at temporarily higher market prices.

OUR TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for our common stock is State Street Bank and Trust Company.

                              PLAN OF DISTRIBUTION


    You should consult your own tax advisors with respect to the United States, Canadian and other tax consequences of exchanging your exchangeable shares for shares of our common stock as described below. For more information, see "--Income Tax Considerations."


    We have filed with the SEC a registration statement on Form S-3 with respect to our common stock being offered under this prospectus. This prospectus forms a part of the registration statement. We have agreed to use our reasonable best efforts to keep the registration statement effective until there are no exchangeable shares outstanding. We have not engaged a broker, dealer or underwriter in connection with the offering of our common stock described in this prospectus.

YOUR EXCHANGEABLE SHARES

    On January 26, 1999, the shareholders of Promis approved a plan of arrangement in accordance with section 192 of the Canada Business Corporations Act. In accordance with the plan of arrangement Promis will reorganize its capital structure and, as part of this reorganization, will issue exchangeable shares in exchange for your outstanding Promis common shares upon the closing of our combination with Promis. You will receive 0.1691 exchangeable shares for each of your Promis common shares. The combination agreement provides that this exchange ratio may be adjusted in certain circumstances.

    You may obtain our common stock in exchange for your exchangeable shares in the following ways:

    - you may require Promis or our Ontario subsidiary to redeem or exchange your exchangeable shares for an equivalent number of shares of our common stock. For more information, see "-- How You May Exchange or Redeem Your Exchangeable Shares."

    - Promis will automatically redeem your exchangeable shares for shares of our common stock upon the occurrence of certain events. For more information, see "--Automatic Redemption of Your Exchangeable Shares."

    - upon our liquidation or the liquidation of Promis, you may be required to, or may choose to, exchange your exchangeable shares for shares of our common stock. For more information, see "--Exchange of Your Exchangeable Shares Upon Our Liquidation or the Liquidation of Promis."

    We will bear all of the expenses of this distribution. We estimate that these expenses will total approximately $125,000.

HOW YOU MAY EXCHANGE OR REDEEM YOUR EXCHANGEABLE SHARES

    BY EXERCISING YOUR EXCHANGE PUT RIGHT. After the closing of our combination with Promis, you may exercise your exchange put right. This right entitles you to require our Ontario subsidiary to purchase all or any of your exchangeable shares in exchange for an equivalent number of shares of our common stock, plus any dividends due to you upon the exchangeable shares that you elect to exchange. To exercise your exchange put right you must give written notice to the trustee at its principal transfer office in Toronto, Ontario or at such other office of the trustee as may be advised to you from time to time. You may give this notice by completing and delivering to the trustee the exchange put right request contained in the letter of transmittal which was distributed to you by Promis or by delivering to the trustee another form of notice satisfactory to the trustee. In addition to the notice, you must also deliver the certificates for the exchangeable shares you wish to exchange and any other documents that may be required to transfer your exchangeable shares by the Canada Business Corporations Act, Promis' by-laws and the trustee. The exchange will be completed no later than the close of business on the third business day after the trustee receives your notice, your exchangeable share certificates and any other required documents.

    BY EXERCISING YOUR RETRACTION RIGHT. After the closing of our combination with Promis, you may exercise your retraction right. This right entitles you to require Promis to redeem (or retract) all or any of your exchangeable shares in exchange for an equivalent number of shares of our common stock, plus any dividends due on the exchangeable shares that you elect to redeem. This retraction right will be subject to the exercise by our Ontario subsidiary of its overriding right in such circumstances to purchase the exchangeable shares you wish to exchange. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Retraction Call Right." To exercise your retraction right, you must complete the retraction request on the reverse side of the certificates of the exchangeable shares you wish to redeem or provide such other form of notice acceptable to Promis and deliver the exchangeable share certificates to Promis or the trustee. In the request or notice, you will be required to specify the amount of exchangeable shares you wish Promis to redeem and the date upon which you wish to receive the shares of our common stock, plus any dividends due to you in exchange for your exchangeable shares. The date you request for delivery must be a business day not less than five nor more than ten business days after the date on which Promis receives your retraction request and any other documents that may be required to effect the redemption by the Canada Business Corporations Act, Promis' by-laws and the trustee.

    Upon receiving the completed retraction request or notice, exchangeable share certificates and any other required documents, Promis will immediately notify us and our Ontario subsidiary of your request. Our Ontario subsidiary will thereafter have two business days in which to exercise its overriding right in such circumstances to purchase the exchangeable shares you wish to redeem. In the event it determines not to exercise this right and provided that your request for Promis to redeem your exchangeable shares is not revoked in accordance with the terms of your exchangeable shares, Promis will deliver to you not later than your requested delivery date the number of shares of our common stock equal to the number of exchangeable shares you have delivered for redemption, plus any dividends due on the exchangeable shares. We will enter into a support agreement with Promis and our Ontario subsidiary on the closing of our combination with Promis. The terms of the support agreement will require us and our Ontario subsidiary to provide shares of our common stock to Promis to enable Promis to comply with any request for redemption of exchangeable shares.

AUTOMATIC REDEMPTION OF YOUR EXCHANGEABLE SHARES

    Subject to compliance with applicable law, Promis will automatically redeem your exchangeable shares in exchange for an equivalent number of shares of our common stock, plus any dividends due on your exchangeable shares, on the following dates:

    - the seventh anniversary of the closing of our combination with Promis.

    - a date determined by the Promis board of directors in certain circumstances. The Promis board may set a date for redemption prior to the seventh anniversary of the closing of our combination with Promis in two circumstances. The Promis board may accelerate the date of redemption if there are less than 15% of the exchangeable shares issued by Promis on the closing of our combination with Promis (other than shares held by us and our subsidiaries) outstanding. The Promis board may adjust this threshold as they deem appropriate in order to give effect to:

       - any subdivision or consolidation of or stock dividend on the exchangeable shares;

       - any issuance or distribution of rights to acquire exchangeable shares or securities exchangeable for or convertible into or carrying rights to acquire exchangeable shares;

       - any issuance or distribution of other securities or rights or evidences of indebtedness or assets; or

       - any other capital reorganization or other transaction involving or affecting the exchangeable shares.

      The Promis board may also elect to accelerate the date for redemption if:

       - we are involved in a proposed merger, amalgamation, tender offer, material sale or capital distribution of shares or assets or rights or interests in such assets or rights or any similar transaction; or

       - we, our Ontario subsidiary or any of our other affiliates are selling a majority of the outstanding shares of Promis to an arm's length third party,

      and the Promis board determines, in good faith and in its sole discretion, that it is not reasonably practicable to substantially replicate the terms and conditions of the exchangeable shares in connection with such transaction and that the redemption of all exchangeable shares is necessary to enable the completion of such transaction.

    - the business day following the day on which the holders of exchangeable shares fail to approve or disapprove any change in the rights of the exchangeable shares which will maintain the economic and legal equivalence of our common stock and the exchangeable shares;

    - the business day prior to the record date for any meeting or vote of Promis' shareholders in which holders of exchangeable shares would be entitled to vote as Promis shareholders other than any meeting or vote to approve or disapprove any change in the rights of the exchangeable shares to maintain the economic and legal equivalence of our common stock and the exchangeable shares.

    Promis will notify you in writing of the proposed automatic redemption of your exchangeable shares at least 45 days before the date of automatic redemption, in the case of an automatic redemption on the seventh anniversary of the closing of our combination with Promis or an automatic redemption if there are less than 15% of the exchangeable shares issued by Promis on the closing of our combination with Promis (other than shares held by us and our subsidiaries) outstanding, or such number of days before the date of automatic redemption that the Promis board determines to be reasonably practicable under the circumstances, in the case of other automatic redemptions. The automatic redemption by Promis of your exchangeable shares will be subject to the overriding right of our Ontario subsidiary to purchase your exchangeable shares on the occurrence of the circumstances triggering automatic redemption. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Redemption Call Right."

EXCHANGE OF YOUR EXCHANGEABLE SHARES UPON OUR LIQUIDATION OR THE LIQUIDATION OF
  PROMIS

    YOUR RIGHT TO REDEEM YOUR EXCHANGEABLE SHARES UPON THE LIQUIDATION OF PROMIS. Subject to any restrictions imposed by applicable law, if Promis is dissolved, liquidated or otherwise distributes its assets among its shareholders to wind up its affairs, the holders of exchangeable shares will have the right to receive from Promis, prior to any distribution to any other Promis shareholders, one share of our common stock for each exchangeable share held, plus any dividends due on the exchangeable shares. This right will be subject to the overriding right of our Ontario subsidiary in these circumstances to to purchase all of your exchangeable shares. For more information, see "The Overriding Call Rights of Our Ontario Subsidiary--Liquidation Call Right."

    In addition, you will be entitled to require our Ontario subsidiary to purchase all or any of your exchangeable shares if:

    - Promis institutes any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound-up;

    - Promis consents to the institution of bankruptcy, insolvency, dissolution or winding-up proceedings against it, or the filing of a petition or proceedings seeking its dissolution or winding-up under any bankruptcy, insolvency or similar laws;

    - Promis fails to contest in good faith any proceedings seeking its dissolution or winding-up under any bankruptcy, insolvency or similar laws within 30 days of becoming aware of such proceedings;

    - Promis consents to the appointment of a receiver;

    - Promis makes a general assignment for the benefit of its creditors; or

    - Promis admits in writing its inability to pay its debts generally as they become due.

    Promis and our Ontario subsidiary will notify the trustee in writing as soon as practicable if any of these events occur. The trustee will then notify you of such event and will advise you of your right to require our Ontario subsidiary to purchase all or any of your exchangeable shares in such circumstances. Should you choose to exercise this right, you will receive in consideration for your exchangeable shares an equivalent number of shares of our common stock, plus any dividends due on the exchangeable shares exchanged.

    If as a result of liquidity or solvency requirements of applicable law Promis is unable to redeem all of your exchangeable shares which you have delivered to Promis for redemption, you will be deemed to have exercised your right to require our Ontario subsidiary to purchase the exchangeable shares not redeemed by Promis.

    YOUR RIGHT TO REDEEM YOUR EXCHANGEABLE SHARES UPON OUR LIQUIDATION. In order for you to participate on a pro rata basis with the holders of our common stock, immediately prior to our liquidation, we will automatically exchange your exchangeable shares for an equivalent number of shares of our common stock, plus any dividends due to you on your exchangeable shares. We will be deemed to have liquidated when either of the following occur:

    - our board of directors decides to institute proceedings to liquidate or dissolve us or to effect any other distribution of our assets among our stockholders for the purpose of winding-up our affairs; or

    - we receive notice of or otherwise become aware of any threatened or instituted claim, suit, petition or other proceedings with respect to our involuntary liquidation, dissolution or winding-up or to effect any other distribution of our assets among our stockholders for the purposes of winding up our affairs, and we fail to contest in good faith any such proceeding within 30 days.

    In order to exchange your exchangeable shares, you must deliver to us your exchangeable share certificates, duly endorsed in blank, and any instruments of transfer that we may reasonably require. Upon receipt of your exchangeable share certificates and required transfer documentation, we or our Ontario subsidiary will deliver to you certificates representing an equivalent number of shares of our common stock, plus any dividends due on your exchangeable shares.

THE OVERRIDING CALL RIGHTS OF OUR ONTARIO SUBSIDIARY

    In the circumstances described below, our Ontario subsidiary will have certain overriding rights to acquire your exchangeable shares by delivering to you in exchange for your exchangeable shares an equivalent number of shares of our common stock, plus any dividends due on the exchangeable shares. Our Ontario subsidiary may exercise these rights even though you have requested Promis to exchange or redeem your exchangeable shares.

    RETRACTION CALL RIGHT. If you request Promis to redeem your exchangeable shares, you will be deemed to offer such shares to our Ontario subsidiary. Our Ontario subsidiary will have an overriding right in these circumstances to acquire all of the exchangeable shares which you wish Promis to redeem. If our subsidiary elects to exercise this right, you will be required to transfer these exchangeable shares to our subsidiary.

    LIQUIDATION CALL RIGHT. Our Ontario subsidiary will have an overriding right to acquire all of your exchangeable shares upon the liquidation, dissolution or winding-up of Promis or any other distribution of the assets of Promis among its shareholders for the purpose of winding-up its affairs. If our Ontario subsidiary elects to exercise this right, you will be required to transfer your exchangeable shares to our subsidiary. The transfer of your exchangeable shares will occur on the effective date of the liquidation, dissolution or winding-up of Promis.

    REDEMPTION CALL RIGHT. Our Ontario subsidiary will have the overriding right to acquire all of your exchangeable shares on the proposed date for their automatic redemption. If our Ontario subsidiary elects to exercise this right, you will be required to transfer your exchangeable shares to our Ontario subsidiary.


    EFFECT OF CALL RIGHT EXERCISE. If our Ontario subsidiary exercises one or more of its call rights described above and acquires exchangeable shares, it will not be entitled to exercise any voting rights attaching to those exchangeable shares. If our Ontario subsidiary declines to exercise its call rights, the support agreement requires us and our Ontario subsidiary to issue and/or deliver our common stock to Promis, or as Promis, directs to enable Promis to deliver shares of our common stock to you in consideration for the return and cancellation of your exchangeable shares. We anticipate that our Ontario subsidiary will exercise its call rights when they are available, and we currently foresee no circumstances under which our Ontario subsidiary would not exercise these rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares our Ontario subsidiary would acquire upon exercise of these rights.


LSI WARRANT

    On May 1, 1996, Promis granted a warrant to LSI Logic Corporation. The warrant entitles LSI to purchase up to 100,000 Promis common shares and will expire on April 30, 2000. Upon the closing of our combination with Promis, we will assume Promis' obligations under the warrant and the warrant will be converted, without any further action on the part of LSI, into a warrant to purchase shares of our common stock. The new warrant will be exercisable for
0.1691 shares of our common stock for each Promis common share subject to issuance under the previous warrant. The combination agreement provides that this exchange ratio may be adjusted in certain circumstances. The shares of our common stock issuable upon exercise of the new warrant are included in the shares of common stock being offered by this prospectus. The new warrant will have an exercise price equal to the exercise price per share of the old warrant immediately prior to the closing of our combination with Promis divided by the exchange ratio used for determining the number of shares of our common stock issuable under the new warrant. The resulting amount will be converted into United States dollars from Canadian dollars at the noon spot exchange rate announced by the Bank of Canada on the third business day immediately prior to the closing of our combination with Promis. If the conversion of the warrant results in the new warrant being exercisable for a fraction of a share of our common stock then the number of shares of our common stock issuable under the new warrant will be rounded down to the nearest whole number of shares and the total exercise price for the new warrant will be reduced by the exercise price of the fractional share of our common stock. All other terms of the new warrant will be the same as the terms of the old warrant.

                           INCOME TAX CONSIDERATIONS


CANADIAN FEDERAL INCOME TAX CONSIDERATIONS


    You should consider the following discussion of Canadian federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. Blake, Cassels & Graydon has advised us that the following accurately summarizes the principal Canadian federal income tax considerations that generally apply to you if, under Canadian federal income tax law, you are considered to

    - hold as capital property

       - your exchangeable shares,

       - the voting rights attached to those shares,

       - the right to require our Ontario subsidiary to purchase those shares and deliver shares of common stock and additional amounts, and

       - the other ancillary rights attached to those shares;

    - deal at arm's length with us, Promis, and our Ontario subsidiary; and

    - not be affiliated with us, Promis, or our Ontario subsidiary.

If we are or will be a foreign affiliate of you under the Canadian federal income tax laws, this summary will not apply to you. This summary assumes that at all times the exchangeable shares will be listed on the TSE or another prescribed stock exchange. This summary does not address the tax consequences of the transactions, including the arrangement, in which you acquire the exchangeable shares, or the exercise of the warrant.

    Under Canadian federal income tax laws, your exchangeable shares will generally be considered to be capital property to you unless you are considered to hold your exchangeable shares

    - in the course of carrying on a business,

    - in an adventure in the nature of trade, or

    - as "mark-to-market property."

If you are resident in Canada but your shares might not otherwise qualify as capital property, you may be entitled to make an irrevocable election to qualify those shares as capital property. If you do not hold your exchangeable shares as capital property, you should consult your own advisers regarding your particular circumstances. If you are a "financial institution" under the Canadian federal income tax laws applicable to securities held by financial institutions, the summary does not apply to you; instead, you should consult your own advisers regarding the application to you of the "mark-to-market" rules.

    The current provisions of the Income Tax Act (Canada) and regulations, the current provisions of the income tax treaty between Canada and the United States and our counsel's understanding of the current administrative practices of Revenue Canada form the basis of this summary. This summary takes into account the proposed amendments to the Income Tax Act (Canada) and regulations that the Minister of Finance has publicly announced prior to the date of this prospectus and assumes that those proposed amendments will be enacted in their present form. We can give no assurances, however, that the proposed amendments will be enacted in the form proposed, or at all.

    Except for the proposed amendments, this summary does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations we describe. We have neither sought nor obtained an advance tax ruling from Revenue Canada to confirm the tax consequences of any of the transactions we describe.

    WHILE WE INTEND THAT THIS SUMMARY ADDRESS THE PRINCIPAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS, IT IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO YOU. FURTHERMORE, AS REQUIRED BY THE "PLAIN ENGLISH" REQUIREMENTS OF THE SEC, THIS SUMMARY MAKES MINIMAL USE OF DEFINED TERMS. YOU SHOULD KNOW THAT MANY OF THE WORDS AND PHRASES USED IN THIS SUMMARY HAVE VERY SPECIFIC MEANINGS UNDER CANADIAN INCOME TAX LAW. THEREFORE, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES APPLICABLE TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

    For Canadian tax purposes, you must express all amounts, including dividends, adjusted cost base and proceeds of disposition, in Canadian dollars, and you must convert amounts denominated in United States dollars into Canadian dollars based on the United States dollar exchange rate generally prevailing when those amounts arise.

SHAREHOLDERS RESIDENT IN CANADA

    If you are resident or deemed to be resident in Canada under Canadian federal income tax laws, the following portion of the summary applies to you.

DIVIDENDS

    EXCHANGEABLE SHARES. If you are an individual, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income. Generally, they will be subject to the gross-up and dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, the dividends that you receive or are deemed to receive on your exchangeable shares will be included in computing your income.

    Subject to the discussion set out below, if you are a corporation, other than a "specified financial institution," you must include dividends that you receive or are deemed to receive on the exchangeable shares in your income. These dividends will normally be deductible in computing your taxable income.

    If you are a specified financial institution, you will only be able to deduct from your taxable income a dividend that is otherwise deductible if either:

    - you did not acquire your exchangeable shares in the ordinary course of your business; or

    - at the time you receive the dividend, the exchangeable shares are listed on a prescribed stock exchange in Canada (which currently includes the TSE) and you, either alone or together with persons not dealing at arm's length with you for purposes of the Income Tax Act (Canada), do not receive (and are not deemed to receive) dividends in respect of more than 10 percent of the issued and outstanding exchangeable shares.

    If you are a private corporation or any other corporation resident in Canada controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), you may be liable to pay a refundable tax of 33 1/3 percent on dividends that you receive or are deemed to receive on the exchangeable shares that are deductible in computing your taxable income. If you are a "Canadian-controlled private corporation," you may be liable to pay an additional refundable tax of 6 2/3 percent on dividends you receive or are deemed to receive that are not deductible in computing your taxable income.

    Under Canadian federal income tax laws, the exchangeable shares will be taxable preferred shares and short-term preferred shares and, subject to the discussion above, term preferred shares. Accordingly, Promis will be subject to a 66 2/3 percent tax on dividends (other than excluded dividends) that it pays or is deemed to pay on the exchangeable shares. In certain circumstances, Promis may be entitled to deductions that will substantially offset the impact of this tax. If you are a corporation, dividends that you receive or are deemed to receive on the exchangeable shares will not be subject to the 10 percent tax under Part IV.1 of the Income Tax Act (Canada).

    If we or any person with whom we do not deal at arm's length for purposes of the Income Tax Act (Canada) is a "specified financial institution" at the time a dividend is paid on an exchangeable share and you are a corporation, then, subject to the exemption described below, the dividends that you receive or are deemed to receive will not be deductible in computing your taxable income. However, as discussed above, those dividends will be fully includable in computing your income. Generally, we will be a specified financial institution for these purposes if

    - we are, or are related to, an entity or corporation that is a bank, a trust company, a credit union, or an insurance corporation, or

    - our principal business, or the principal business of an entity or corporation to which we are related, is (a) the lending of money to persons with whom we deal at arm's length, (b) the purchasing of debt obligations issued by persons with whom we deal at arm's length, or (c) a combination of both (a) and (b).

The same rules will apply to determine whether a person with whom we do not deal at arm's length is a specified financial institution for these purposes.

    Nonetheless, if you are a corporation, you will not be denied the dividend deduction if at the time you receive a dividend or are deemed to receive a dividend

    - the exchangeable shares are listed on a prescribed stock exchange (which currently includes the TSE),

    - we control Promis, and

    - you (together with any person with whom you do not deal at arm's length, with any partnership of which you or that person is a member, and with any trust of which you or that person is a beneficiary) do not receive dividends on more than 10 percent of the issued and outstanding exchangeable shares.

REDEMPTION OR EXCHANGE OF EXCHANGEABLE SHARES

    If Promis redeems (or you retract) your exchangeable shares, you will generally be deemed to have received a dividend equal to the amount, if any, by which

    (a) the fair market value of the consideration you receive as part of the redemption or retraction exceeds

    (b) the aggregate of

       - the paid-up capital (as determined under Canadian federal income tax laws) at the time Promis redeems or you retract your exchangeable shares and

       - any amount allocated to the cancellation of

           - the voting rights attached to those shares,

           - the right to require our Ontario subsidiary to purchase those shares and deliver shares of common stock and certain additional amounts, and

           - the other ancillary rights attached to those shares.

The amount of any deemed dividend will generally be subject to the tax treatment described above under "Dividends-Exchangeable Shares." On the redemption of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares for proceeds of disposition equal to (a) the redemption proceeds less (b) the amount of the deemed dividend. You will also be considered to have disposed of the rights attached to your exchangeable shares in exchange for the amount allocated to the cancellation of the rights attached to those shares. We are of the view that the fair market value of those rights is nominal. Counsel, however, can provide no opinion on this factual matter. In general, you will realize a capital gain (or a capital loss) equal to the amount by which (a) the proceeds of disposition of the exchangeable shares (net of reasonable costs of disposition) exceed (b) the adjusted cost base of such shares (see "--Taxation of Capital Gain or Capital Loss" below). If you are a corporation, in some circumstances, the amount of any dividend you are deemed to have received may be treated as proceeds of disposition and not as a dividend.

    If you exchange exchangeable shares (including any related rights) with our Ontario subsidiary for shares of common stock, other than on the redemption or retraction of exchangeable shares, in general, you will realize a capital gain (or a capital loss) to the extent (a) the proceeds of disposition of the exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base of such shares to you. For these purposes, the proceeds of disposition will be the aggregate fair market value, at the time of the exchange, of the consideration you receive (less any amount allocated to the cancellation of the rights attached to the exchangeable shares) (see "--Taxation of Capital Gain or Capital Loss" below).

    Because of the rights attached to the exchangeable shares, you cannot control whether you will receive shares of common stock upon Promis' redemption of your exchangeable shares or upon our Ontario subsidiary's purchase of your exchangeable shares, unless you exercise your right to require our Ontario subsidiary to purchase your exchangeable shares. As described above, the tax consequences to you of a redemption differ from those of an exchange.

TAXATION OF CAPITAL GAIN OR CAPITAL LOSS

    You must include in your income for the year of disposition the taxable portion of any capital gain you realize. The taxable portion of any capital gain you realize (the "taxable capital gain") will be three-quarters of that amount. You must deduct against such taxable capital gains for the year of disposition three-quarters of any capital loss you realize in that year. If three-quarters of any capital loss you realize in a taxation year exceeds your taxable capital gains in that year, you may carry back the excess up to three taxation years or forward indefinitely and deduct those excess amounts against net taxable capital gains in those other years, subject to certain limitations and in certain circumstances.

    If you are an individual or trust, other than certain trusts, capital gains that you realize may give rise to alternative minimum tax. If you are a Canadian-controlled private corporation, you may be liable to pay an additional refundable tax of 6 2/3 percent on taxable capital gains.

    If you are a corporation, subject to certain limitations and under certain circumstances, you may be required to reduce the amount of any capital loss arising when you dispose or are deemed to dispose of any exchangeable shares by the amount of dividends you received or are deemed to have received on those shares. Similar rules may apply to you if you are:

    - a corporation that is a member of a partnership that owns exchangeable shares;

    - a corporation that is a beneficiary of a trust that owns exchangeable shares;

    - a member of a partnership that is a member of another partnership that owns exchangeable shares;

    - a member of a partnership that is a beneficiary of a trust that owns exchangeable shares;

    - a beneficiary of a trust that is a member of a partnership that owns exchangeable shares; or

    - a beneficiary of a trust that is the beneficiary of another trust that owns exchangeable shares.

TAXATION OF OUR COMMON STOCK

    ACQUISITION AND DISPOSITION OF SHARES OF OUR COMMON STOCK. The cost amount of shares of common stock that you receive on the retraction, redemption or exchange of exchangeable shares will in general be equal to the fair market value of those shares at that time.

    If you dispose or are deemed to have disposed of shares of common stock, generally, you will have a capital gain (or capital loss) to the extent that (a) the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) (b) the adjusted cost base to you of such shares immediately before the disposition. In computing the adjusted cost base of a share of our common stock, you must average the cost of the share with the adjusted cost base of any other shares of our common stock that you hold as capital property at that time.

    DIVIDENDS ON SHARES OF COMMON STOCK. In computing your income, you must include dividends that you receive or are deemed to receive on shares of common stock. If you are an individual, these dividends will not be subject to the gross-up and the dividend tax credit rules that normally apply to taxable dividends received from taxable Canadian corporations. If you are a corporation, these dividends will not be deductible in computing your taxable income. In certain circumstances, you may be entitled to a foreign tax credit in respect of any U.S. withholding tax payable in connection with these dividends.

    FOREIGN PROPERTY INFORMATION REPORTING. If you are a "specified Canadian entity" for a taxation year or a fiscal period and your total cost amounts of "specified foreign property," including the shares of common stock, at any time in the year or fiscal period exceed Cdn. $100,000, you must file an information return for the year or period disclosing prescribed information, including

    - your cost amount,

    - any dividends you received in the year, and

    - any gains or losses you realized in the year,

in respect of that property.

With some exceptions, generally, if you are a taxpayer resident in Canada in the year, you will be a specified Canadian entity. You should consult your own advisors about whether you must comply with these rules.

ELIGIBILITY FOR INVESTMENT IN CANADA

    QUALIFIED INVESTMENTS. The exchangeable shares, if issued on the date of this prospectus, and the shares of common stock, if issued on the date of this prospectus and if listed on a prescribed stock exchange (which currently includes the TSE and the Nasdaq), would be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The rights attached to the exchangeable shares will generally not be qualified investments. However, as indicated above, we are of the view that the fair market value of these rights is nominal.

    FOREIGN PROPERTY. If you hold exchangeable shares through a trust governed by a registered pension plan, a registered retirement savings plan, a registered retirement income fund or a deferred profit sharing plan or one of certain other tax-exempt persons, based in part on a certificate of an officer of

Promis, the exchangeable shares, if issued on the date of this prospectus and listed on a prescribed stock exchange in Canada (which currently includes the TSE) would not be foreign property for you. If you hold exchangeable shares in such a manner, you may be subject to a penalty tax if the cost amount of your investment in the foreign property exceeds the statutory limit. The shares of common stock and the rights attached to the exchangeable shares will be foreign property.

SHAREHOLDERS NOT RESIDENT IN CANADA

    If


    - you have not been and will not be resident or deemed to be resident in Canada at any time while you held Promis common shares or will hold exchangeable shares or shares of common stock, and those shares are not "taxable Canadian property" to you, and


    - if you carry on an insurance business in Canada and elsewhere, and the shares are not effectively connected with your Canadian insurance business and are not designated insurance property,

then the following portion of this summary applies to you.

    The exchangeable shares will generally not be taxable Canadian property to you provided that

    - those shares are listed on a prescribed stock exchange (which currently includes the TSE and Nasdaq);

    - you do not use or hold, and are not deemed to use or hold, the exchangeable shares, in carrying on a business in Canada;

    - you, persons with whom you do not deal at arm's length, or you and persons with whom you do not deal at arm's length under the Canadian federal income tax law, have not owned (or had rights to acquire) 25 percent or more of the issued shares of any class or series of the capital stock of Promis at any time within the five years preceding the date you dispose of the exchangeable shares; and

    - you did not acquire the exchangeable shares in a transaction where the exchangeable shares were deemed to be taxable Canadian property, such as where you disposed of taxable Canadian property and deferred the resulting gain.

    Even if an exchangeable share is considered to be taxable Canadian property, you may be entitled to relief under an applicable tax convention. You should consult your own tax advisors to determine the tax consequences in your own situation.

    In general, you will not be subject to any tax on a capital gain you realize or are deemed to have realized when you dispose of an exchangeable share.

    When you exchange the exchangeable shares for common stock, you may be deemed to have received a dividend subject to withholding tax (discussed below) and realized a capital gain or loss (generally tax-free as discussed above).

    You will be subject to non-resident withholding tax at the rate of 25 percent on the gross amount of any dividends paid to you on the exchangeable shares. An applicable income tax treaty, however, may reduce that rate. For example, if you are a resident of the United States for purposes of the Canada-United States tax treaty, the rate is generally reduced to 15 percent.

    If you redeem your exchangeable shares (either under Promis' redemption right or pursuant to your retraction rights), you will be deemed to receive a dividend as and to the extent described above under the heading "Shareholders Resident in Canada." That deemed dividend will be subject to withholding tax as described in the preceding paragraph.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    You should consider the following discussion of United States federal income taxes before you acquire exchangeable shares or exchange exchangeable shares for common stock. Foley, Hoag & Eliot LLP has advised us that the following discussion accurately summarizes the material United States federal income tax considerations that generally apply to holders of exchangeable shares. This discussion does not address all the federal income tax considerations that may be relevant to you. In addition, this discussion does not address the tax consequences of transactions in which you acquire your exchangeable shares, including the arrangement, or the exercise of the warrant. Furthermore, this discussion does not address any foreign, state, or local tax considerations.

    WE STRONGLY URGE YOU TO CONSULT YOUR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSIDERATIONS THAT APPLY TO YOU.

    The laws, regulations, court decisions, and IRS rulings and regulations effective on the date of this prospectus form the basis of this discussion. This discussion is for general information only. No law, court decision, or ruling or regulation directly addresses certain of the tax consequences of the ownership of instruments and rights comparable to the exchangeable shares and the rights attached to those shares.

    Consequently, some aspects of the tax treatment of the arrangement, including the exchange of exchangeable shares for shares of common stock, are uncertain. We have neither sought nor obtained any advance income tax ruling regarding the tax consequences of any of the transactions we describe.

TAX CONSIDERATIONS THAT APPLY TO U.S. HOLDERS

    If you are

    - an individual citizen or resident of the United States,

    - a corporation or partnership created in the United States or under the laws of the United States or of any state, or

    - a United States estate or trust,

and you hold your exchangeable shares as capital assets, the following tax considerations will generally apply to you.

    EXCHANGE OF EXCHANGEABLE SHARES. Except as we describe below, when you exchange your exchangeable shares for shares of common stock, you will generally recognize gain or loss. Your gain or loss will equal the difference between (a) the fair market value of the shares of common stock at the time you exchange your exchangeable shares and (b) your tax basis in the exchangeable shares you exchange. Your gain or loss will generally be a capital gain or loss. You may, however, recognize ordinary income with respect to any declared but unpaid dividends on the exchangeable shares. A capital gain or loss will be long-term capital gain or loss if your holding period for the exchangeable shares is more than one year. Your tax basis in the shares of common stock will be their fair market value at the time of the exchange. Your holding period for the shares of common stock that you receive will begin on the day after the exchange.

    In view of the likelihood that you will recognize gain or loss when you exchange the exchangeable shares for shares of common stock, you may wish to consider delaying the exchange until either

    - you intend to dispose of the shares of common stock that you receive in exchange for your exchangeable shares, or

    - the exchange may be characterized as tax-free.

Your exchange of exchangeable shares for shares of common stock may be characterized as a tax-free exchange if either:

    - at the time of the exchange,

       - our Ontario subsidiary holds at least 80 percent of the then outstanding exchangeable shares; and

       - in the exchange, our Ontario subsidiary, rather than Promis, acquires the exchangeable shares in exchange for shares of common stock; or

    - you receive shares of common stock from our Ontario subsidiary when it automatically redeems the exchangeable shares or exercises its rights to acquire the exchangeable shares on the proposed liquidation, dissolution or winding-up of Promis.

In either case, the exchange will be tax-free only if certain other requirements are satisfied. Because satisfaction of these other requirements will depend upon the facts and circumstances that exist at the time of your exchange, we do not know at this time whether those requirements will be satisfied.

    If your exchange did qualify as tax-free, you would recognize no gain or loss on your exchange of exchangeable shares for common stock. Your tax basis in your shares of common stock would equal your tax basis in the exchangeable shares that you exchange. Your holding period for the shares of common stock that you receive would include your holding period for your exchangeable shares, if you held

    - shares of common stock of Promis as a capital asset immediately prior to the arrangement; and

    - the exchangeable shares as a capital asset immediately prior to the exchange.

The gain you realize when you exchange your exchangeable shares for shares of common stock generally will be treated as United States source gain. Under the terms of the United States-Canada income tax treaty, however, your gain may be treated as sourced in Canada. Subject to certain limitations, you may be entitled to credit your United States taxes for any Canadian tax imposed on the exchange. If you are ineligible for a credit for any Canadian tax that you pay, you may be entitled to deduct that tax in computing your United States taxable income.

    DISTRIBUTIONS ON THE EXCHANGEABLE SHARES. If any distributions are paid to you as a holder of exchangeable shares, we and Promis intend to treat those distributions as distributions from Promis, rather than from us. We and Promis can not assure you, however, that the IRS or a court would agree that our intended treatment is correct. Assuming that treatment is proper, these distributions will be treated as dividends and will be taxable to you as ordinary income if Promis has earnings and profits. Those dividends generally will be treated as foreign source passive income for foreign tax credit limitation purposes. Subject to certain limitations, you should generally be entitled to either credit your United States income tax liability with, or deduct in computing your United States taxable income, any Canadian income taxes withheld from these distributions.

TAX CONSIDERATIONS THAT APPLY TO NON-U.S. HOLDERS

    If you are not

    - an individual citizen or resident of the United States,

    - a corporation or partnership created in the United States or under the laws of the United States or of any state, or

    - a United States estate or trust,

the following summary applies to you.

    EXCHANGE OF EXCHANGEABLE SHARES. Generally, you will not be subject to United States federal income tax when you sell or exchange your exchangeable shares or when you receive shares of our common stock, unless your exchangeable shares were an asset of your United States trade or business.

    DISTRIBUTIONS ON THE EXCHANGEABLE SHARES. You should not be subject to tax on dividends that you receive on the exchangeable shares. Therefore, we and Promis do not intend to withhold any taxes from those dividends. The IRS, however, may assert that dividends paid to you on the exchangeable shares are subject to tax. As a result, you could be subject to tax at a rate of 30 percent. An applicable treaty in effect between the United States and your country of residence may reduce the rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

    DISTRIBUTIONS ON SHARES OF COMMON STOCK. Dividends that you receive on the common stock generally will be subject to tax at a rate of 30 percent. An applicable income tax treaty may reduce that rate. If you are a resident of Canada, a maximum rate of 15 percent applies to dividends paid to you.

    GAIN ON SALE OR EXCHANGE OF COMMON STOCK. Generally, you will not be subject to tax when you sell or exchange your shares of common stock unless either

    - your common stock was an asset of your United States trade or business; or


    - you are an individual, you are present in the United States for 183 days or more, or you satisfy certain other conditions.


    If at any time we are a United States real property holding corporation, you may be subject to certain additional rules. These rules would require withholding of tax on the gross proceeds of your sale of shares of common stock. We believe that we are not a United States real property holding corporation. Although we consider it unlikely that we will become a United States real property holding corporation, we can provide no assurance as to this issue.

                                 LEGAL MATTERS


    The validity of the shares of common stock offered hereby will be passed upon for us by Foley, Hoag & Eliot LLP, Boston, Massachusetts. A member of that firm beneficially owns 8,500 shares of common stock.



                                    EXPERTS



    Our consolidated balance sheets as of September 30, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1998, incorporated by reference herein, except as they relate to Equipe Technologies, Inc., E-Machine, Inc., and Equipe Japan Corporation (the "Equipe Combined Companies") for the year ended December 31, 1996, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing, and insofar as such financial statements relate to the Equipe Combined Companies for the year ended December 31, 1996, have been incorporated herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.



    We have included in this prospectus the consolidated balance sheets of Promis as at December 31, 1997 and 1996 and the related consolidated statements of income, retained earnings and changes in financial position for each of the three years in the period ended December 31, 1997, in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


Unaudited Third Quarter Consolidated Financial Statements of Promis Systems
  Corporation Ltd.

Consolidated Balance Sheets as at September 30, 1998 and 1997........................        F-1
Consolidated Statements of Income for the three and nine months ended September 30,
  1998 and 1997......................................................................        F-2
Consolidated Statements of Changes in Financial Position for the three and nine
  months ended September 30, 1998 and 1997...........................................        F-3
Notes to Consolidated Financial Statements...........................................        F-4

1997 Consolidated Financial Statements of Promis Systems Corporation Ltd.

Auditors' Report.....................................................................        F-8
Consolidated Balance Sheets as at December 31, 1997 and 1996.........................        F-9
Consolidated Statements of Income (Loss) and Retained Earnings (Deficit) for the
  years ended december 31, 1997, 1996 and 1995.......................................       F-10
Consolidated Statements of Changes in Financial Position for the years ended December
  31, 1997, 1996 and 1995............................................................       F-11
Notes to Consolidated Financial Statements...........................................       F-12

Unaudited Pro Forma Combined Consolidated Financial Statements of PRI Automation,
  Inc. and Promis Systems Corporation Ltd.

Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 1998........       F-28
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended
  September 30, 1998.................................................................       F-29
Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended
  September 30, 1997.................................................................       F-30
Notes to Unaudited Pro Forma Condensed Combined Financial Statements.................       F-31

                        PROMIS SYSTEMS CORPORATION LTD.

                          CONSOLIDATED BALANCE SHEETS

                               AS AT SEPTEMBER 30

                          [U.S. DOLLARS, IN THOUSANDS]

                                                                                                   1998       1997
                                                                                                     $          $
                                                                                                 ---------  ---------
                                                                                                     [UNAUDITED]
                                            ASSETS

Current
Cash and short term deposits...................................................................      8,839      7,318
Accounts receivable............................................................................      5,777      5,501
Unbilled receivables...........................................................................      3,879      4,119
Income taxes recoverable.......................................................................         58         52
Prepaid expenses...............................................................................        280        404
                                                                                                 ---------  ---------
Total current assets...........................................................................     18,833     17,394
                                                                                                 ---------  ---------
Other
Capital assets, net............................................................................      3,184      2,542
Deferred income taxes..........................................................................      1,481      1,481
Intellectual property, net.....................................................................        892     --
Goodwill, net..................................................................................      2,060      2,263
                                                                                                 ---------  ---------
Total other assets.............................................................................      7,617      6,286
                                                                                                 ---------  ---------
                                                                                                    26,450     23,680
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                              LIABILITIES & SHAREHOLDERS' EQUITY
Current
Accounts payable and accrued liabilities.......................................................      1,884      1,275
Unearned revenue...............................................................................      2,855      2,673
Current portion of capital lease...............................................................        688        397
                                                                                                 ---------  ---------
Total current liabilities......................................................................      5,427      4,345
                                                                                                 ---------  ---------
Long term
Capital lease obligation.......................................................................        659        517
Deferred tenant inducement.....................................................................        965        919
                                                                                                 ---------  ---------
Total long term liabilities....................................................................      1,624      1,436
                                                                                                 ---------  ---------
Total liabilities..............................................................................      7,051      5,781
                                                                                                 ---------  ---------
Shareholders' equity
Share capital..................................................................................     14,794     15,458
Contributed surplus............................................................................        362        476
Retained earnings..............................................................................      4,243      1,965
                                                                                                 ---------  ---------
Total shareholders' equity.....................................................................     19,399     17,899
                                                                                                 ---------  ---------
                                                                                                    26,450     23,680
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

                       CONSOLIDATED STATEMENTS OF INCOME

                       FOR THE PERIOD ENDED SEPTEMBER 30

             [U.S. DOLLARS, IN THOUSANDS EXCEPT PER SHARE AMOUNTS]

                                                                    QUARTER             YEAR TO DATE
                                                              --------------------  --------------------
                                                                1998       1997       1998       1997
                                                                  $          $          $          $
                                                              ---------  ---------  ---------  ---------
                                                                             (UNAUDITED)
Revenue.....................................................      6,022      6,051     19,383     17,045
Cost of sales...............................................        341        244      1,101        447
                                                              ---------  ---------  ---------  ---------
Gross profit................................................      5,681      5,807     18,282     16,598
                                                              ---------  ---------  ---------  ---------
Expenses
Research and development....................................      1,606      1,612      5,576      5,188
  less: related investment tax credits......................       (100)    --           (300)    --
Selling and marketing.......................................      2,263      2,213      6,968      6,270
Customer integration services...............................        411        616      1,379      1,637
General and administrative..................................        896        761      2,506      2,369
                                                              ---------  ---------  ---------  ---------
                                                                  5,076      5,202     16,129     15,464
                                                              ---------  ---------  ---------  ---------
Income before income taxes..................................        605        605      2,153      1,134
Provision for (recovery of) income taxes....................        100     --            300        (60)
                                                              ---------  ---------  ---------  ---------
Net income for the period...................................        505        605      1,853      1,194
                                                              ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------
Earnings per share (US$)
Basic.......................................................       0.05       0.06       0.18       0.13
Fully diluted...............................................       0.04       0.05       0.16       0.11
                                                              ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------
Weighted average number of share (000's)
Basic.......................................................     10,237     10,077     10,218      8,925
Fully diluted...............................................     12,151     11,788     12,132     10,636
                                                              ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

                  STATEMENTS OF CHANGES IN FINANCIAL POSITION

                       FOR THE PERIOD ENDED SEPTEMBER 30

                          [U.S. DOLLARS, IN THOUSANDS]

                                                                      QUARTER             YEAR TO DATE
                                                                --------------------  --------------------
                                                                  1998       1997       1998       1997
                                                                    $          $          $          $
                                                                ---------  ---------  ---------  ---------
                                                                               [UNAUDITED]
OPERATING ACTIVITIES
Net income for the period.....................................        505        605      1,853      1,194
Add (deduct) items not requiring a current outlay of cash
  Amortization of capital assets..............................        368        236      1,114        805
  Amortization of deferred tenant inducement..................        (34)    --            (88)      (120)
                                                                ---------  ---------  ---------  ---------
                                                                      839        841      2,879      1,879
Net change in non-cash working capital balances related to
  operations..................................................        523     (2,907)       632     (3,719)
                                                                ---------  ---------  ---------  ---------
Cash provided by (used in) operating activities...............      1,362     (2,066)     3,511     (1,840)
                                                                ---------  ---------  ---------  ---------
INVESTING ACTIVITIES
Purchase of capital assets....................................       (326)      (176)    (1,150)      (616)
                                                                ---------  ---------  ---------  ---------
Cash used in investing activities.............................       (326)      (176)    (1,150)      (616)
                                                                ---------  ---------  ---------  ---------
FINANCING ACTIVITIES
Obligation under capital lease................................        (15)      (117)       246        (67)
Deferred tenant inducement....................................         67     --            129        736
Issuance of share capital, net................................          9        (29)        36      5,911
Reduction of share capital....................................     --         --         (1,301)    --
Contributed surplus...........................................     --         --         --            114
                                                                ---------  ---------  ---------  ---------
Cash provided by (used in) financing activities...............         61       (146)      (890)     6,694
                                                                ---------  ---------  ---------  ---------
Net increase (decrease) in cash during the period.............      1,097     (2,388)     1,471      4,238
Cash position, beginning of period............................      7,742      9,706      7,368      3,080
                                                                ---------  ---------  ---------  ---------
Cash position, end of period..................................      8,839      7,318      8,839      7,318
                                                                ---------  ---------  ---------  ---------
                                                                ---------  ---------  ---------  ---------

                  NOTES TO THE UNAUDITED FINANCIAL STATEMENTS


RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE
  UNITED STATES

    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ("Canadian GAAP") which, in the case of the Company, conform in all material respects with those in the United States ("US GAAP"), except as follows:

        a) The Company's revenue recognition policy under Canadian GAAP has been substantially in accordance with AICPA Statement of Position ("SOP") 91-1, "Software Revenue Recognition". Under US GAAP, for years ended after December 15, 1997, SOP 97-2, "Software Revenue Recognition", further codifies revenue recognition for software sales. Under SOP 97-2, a contract signed by both parties is the only acceptable evidence of an arrangement while Canadian GAAP and SOP 91-1 permitted other persuasive evidence of an arrangement. As a result, sales of $2,558 and expenses of $263 have not been recognized under US GAAP.

        b) Under US GAAP basic earnings per share are based on the weighted average number of common shares excluding contingent shares issued and shares issued pursuant to share purchase loans. Diluted earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.


        c) For reconciliation purposes to US GAAP, the Company has applied the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" (SFAS 109) effective August 31, 1993. Under SFAS 109, the liability method is used in accounting for income taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse. In addition this method provides for a valuation allowance against deferred tax assets where it is more likely than not that some portion or all of a deferred tax asset will not be realized.


        Under US GAAP, Research and Development investment tax credits would be credited to the income tax provision rather than as a net to research and development expenses. $300 was credited to research and development for the period ended September 30, 1998 under Canadian GAAP.

        The significant components of the Company's deferred tax assets, under US GAAP, are as follows:

                                                                             1998       1997
NINE MONTHS ENDED SEPTEMBER 30,                                                $          $
-------------------------------------------------------------------------  ---------  ---------
R&D and Capital assets--tax base in excess of book value.................      9,572      8,425
Losses carried forward...................................................        639     --
Investment tax credits...................................................      2,600      2,233
Other....................................................................        857        701
Less Valuation Allowance.................................................    (13,668)   (11,359)
                                                                           ---------  ---------
Future Income Tax Assets.................................................          0          0
                                                                           ---------  ---------

        d) Under Canadian GAAP, unrealized foreign exchange gains and losses relating to non-current monetary items are deferred and amortized to income over the remaining life of the underlying non-current monetary item. Under US GAAP these unrealized foreign exchange gains and losses are recognized in income immediately. The amounts recognized each year for Canadian GAAP purposes, approximates the amounts which would have been recognized for US GAAP.

        e) Under US GAAP, gains and losses related to hedges of anticipated transactions may not be deferred unless a firm commitment exists while under Canadian GAAP, it is only necessary to have reasonable assurance that the anticipated transactions will occur. The liability at September 30, 1998, measured at the current exchange rate, relating to future purchase contracts outstanding which are not hedges of firm commitments is approximately $300.

        f) Under Canadian GAAP, for purposes of the statements of cash flows, cash position includes all short-term investments less bank indebtedness. Under US GAAP, cash position includes highly liquid investments with original maturities of less than three months. Bank indebtedness is presented as a financing activity for purposes of US GAAP.

        g) Under Canadian GAAP, the forgiveness of a share purchase loan in 1997 was recognized as an increase of $454 to the Company's deficit. Under US GAAP, the share purchase loans are viewed as part of a variable compensation arrangement with changes in the value of the underlying shares recorded as adjustments to income in the year in which they occurred in periods prior to 1995. The resulting share purchase loan balance of $321 was charged to expense when the Company's Board of Directors approved the forgiveness in 1995.

        h) Under Canadian GAAP, a reduction of the stated capital of outstanding common shares is allowed with a corresponding offset to deficit. This reclassification, which the Company made in 1997 to eliminate the deficit which existed at December 31, 1995, is not permitted by US GAAP and would result in an increase to share capital and corresponding decrease in retained earnings of $17,797.

        i) Under Canadian GAAP, stock options are accounted for at the date of exercise when the purchase is recorded as an increase to capital stock. For reconciliation purposes to US GAAP, the Company has chosen to follow APB 25 in accounting for stock options granted to directors, officers and employees. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant no compensation expense has been recognized.

        j) The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 130 "Comprehensive Income" ("SFAS 130"). SFAS 130 requires companies to report comprehensive income which includes all changes in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. For purposes of reconciliation to US GAAP, the Company's comprehensive income would equal its net income for the periods presented.

    The following table reconciles the net income as reported on the consolidated statements of earnings (loss) to that which would have been reported had the financial statements been prepared in accordance with US GAAP and the requirements of the SEC.

                                                                                1998       1997
NINE MONTHS ENDED SEPTEMBER 30,                                                   $          $
----------------------------------------------------------------------------  ---------  ---------
Net earnings under Canadian GAAP............................................      1,853      1,194
Adjustments:
Revenue recognition under SOP 97-2..........................................     (2,295)    --
Unrealized loss on currency hedge of anticipated transactions...............       (300)    --
                                                                              ---------  ---------
Net earning (loss) under US GAAP............................................       (742)     1,194
                                                                              ---------  ---------
                                                                              ---------  ---------

    The following table sets forth the computation of basic and diluted earnings per share under US GAAP

                                                                         1998         1997
NINE MONTHS ENDED SEPTEMBER 30,                                           $            $
-------------------------------------------------------------------  ------------  ----------
Numerator:
  Net income (loss)................................................          (742)      1,194
                                                                     ------------  ----------
  Numerator for basic earnings per share...........................          (742)      1,194
  Income effect of dilutive securities:............................       --           --
                                                                     ------------  ----------
  Numerator for diluted earnings per share.........................          (742)      1,194
                                                                     ------------  ----------
Denominator:
  Weighted average number of common shares.........................    10,218,685   8,924,547
  Effect of dilutive securities:
  Stock options....................................................       --          669,927
  Warrants.........................................................       --           48,947
                                                                     ------------  ----------
  Adjusted weighted average number of common shares and assumed
    conversions....................................................    10,218,685   9,643,421
                                                                     ------------  ----------
Basic earnings per share...........................................  ($      0.07) $     0.13
Diluted earnings per share.........................................  ($      0.07) $     0.12

    2,046,575 stock options and warrants were outstanding in 1998 but were not included in the computation of diluted earnings per share as the effects of these items would be antidilutive.

    Cashflow information presented in conformity with US GAAP, is as follows:

                                                                               1998       1997
NINE MONTHS ENDED SEPTEMBER 30,                                                  $          $
---------------------------------------------------------------------------  ---------  ---------
Operating activities, Canadian GAAP........................................      3,511     (1,840)
Exchange rate effect on foreign currency balances..........................         53     --
                                                                             ---------  ---------
Operating activities, US GAAP..............................................      3,564     (1,840)
                                                                             ---------  ---------
Investing activities, Canadian GAAP........................................     (1,150)      (616)
                                                                             ---------  ---------
Investing activities, US GAAP..............................................     (1,150)      (616)
                                                                             ---------  ---------
Financing activities, Canadian GAAP........................................       (890)     6,694
Decrease in bank indebtedness..............................................     --           (802)
                                                                             ---------  ---------
Financing activities, US GAAP..............................................       (890)     5,892
                                                                             ---------  ---------
Increase (decrease) in cash, US GAAP.......................................      1,524      3,436
Cash position, beginning of year, US GAAP..................................      7,368      3,882
Exchange rate effect on foreign currency balances..........................        (53)    --
                                                                             ---------  ---------
Cash position, end of period, US GAAP......................................      8,839      7,318
                                                                             ---------  ---------
                                                                             ---------  ---------
Cash interest paid.........................................................         67         66
                                                                             ---------  ---------
Cash taxes paid............................................................        231        143
                                                                             ---------  ---------

    Balance sheet items in conformity with U.S. GAAP which differ from those presented for Canadian GAAP are as follows:

                                                                             1998       1997
NINE MONTHS ENDED SEPTEMBER 30,                                                $          $
-------------------------------------------------------------------------  ---------  ---------
Unbilled receivables--Canadian GAAP......................................      3,879      4,119
Revenue recognition under SOP 97-2.......................................     (2,558)    --
                                                                           ---------  ---------
Unbilled receivables--US GAAP............................................      1,321      4,119
                                                                           ---------  ---------
                                                                           ---------  ---------
Deferred income taxes--Canadian GAAP.....................................      1,481      1,481
Adjustment for income taxes under SFAS 109...............................     (1,481)    (1,481)
                                                                           ---------  ---------
Deferred income taxes--US GAAP...........................................        nil        nil
                                                                           ---------  ---------
                                                                           ---------  ---------
Accounts payable--Canadian GAAP..........................................      1,884      1,275
Costs related to revenue recognition under SOP 97-2......................       (263)    --
                                                                           ---------  ---------
Accounts payable--US GAAP................................................      1,621      1,275
                                                                           ---------  ---------
                                                                           ---------  ---------
Unrealized loss on foreign currency hedge--US GAAP.......................        300     --
                                                                           ---------  ---------
                                                                           ---------  ---------
Share capital--Canadian GAAP.............................................     14,794     15,458
Forgiveness of share purchase loan.......................................     --            454
Deficit reduction........................................................     17,797     17,797
                                                                           ---------  ---------
Share capital--US GAAP...................................................     32,591     33,709
                                                                           ---------  ---------
                                                                           ---------  ---------
Retained earnings--Canadian GAAP.........................................      4,243      1,965
Forgiveness of share purchase loan.......................................     --           (454)
Unrealized loss on currency hedge of anticipated transactions............       (300)    --
Revenue recognition under SOP 97-2, net..................................     (2,295)    --
Deficit reduction........................................................    (17,797)   (17,797)
Adjustment for income taxes under SFAS 109...............................     (1,481)    (1,481)
                                                                           ---------  ---------
Deficit--US GAAP.........................................................    (17,630)   (17,767)
                                                                           ---------  ---------
                                                                           ---------  ---------

                                AUDITORS' REPORT

To the Directors of
Promis Systems Corporation Ltd.

    We have audited the consolidated balance sheets of Promis Systems Corporation Ltd. as at December 31, 1997 and 1996 and the consolidated statements of income (loss) and retained earnings (deficit) and changes in financial position for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.


    In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 1997 and 1996 and the results of its operations and the changes in its financial position for each of the years in the three-year period ended December 31, 1997 in accordance with generally accepted accounting principles in Canada.


Toronto, Canada,                                      (Signed) Ernst & Young LLP
February 27, 1998.                                         Chartered Accountants

                        PROMIS SYSTEMS CORPORATION LTD.

                          CONSOLIDATED BALANCE SHEETS

                    [EXPRESSED IN THOUSANDS OF U.S. DOLLARS]

                                                                                                  1997       1996
AS AT DECEMBER 31                                                                                   $          $
----------------------------------------------------------------------------------------------  ---------  ---------
                                                       ASSETS
Current
Cash and short-term deposits..................................................................      7,368      3,882
Accounts receivable...........................................................................      8,040      6,352
Unbilled receivables..........................................................................      2,780      2,325
Income taxes recoverable......................................................................         54         56
Prepaid expenses..............................................................................        388        376
                                                                                                ---------  ---------
Total current assets..........................................................................     18,630     12,991
                                                                                                ---------  ---------
Other
Capital assets, net [note 2]..................................................................      3,887      2,543
Deferred income taxes.........................................................................      1,481      1,481
Goodwill, net of accumulated amortization of $1,840 [1996--$1,638]............................      2,212      2,414
                                                                                                ---------  ---------
Total other assets............................................................................      7,580      6,438
                                                                                                ---------  ---------
                                                                                                   26,210     19,429
                                                                                                ---------  ---------
                                                                                                ---------  ---------
                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Bank indebtedness [note 4]....................................................................     --            802
Accounts payable and accrued liabilities......................................................      1,773      3,079
Unearned revenue..............................................................................      3,601      3,584
Current portion of obligations under capital leases [note 5]..................................        482        324
                                                                                                ---------  ---------
Total current liabilities.....................................................................      5,856      7,789
                                                                                                ---------  ---------
Long-term
Obligations under capital leases [note 5].....................................................        619        657
Deferred tenant inducement [note 6]...........................................................        924        303
                                                                                                ---------  ---------
Total long-term liabilities...................................................................      1,543        960
                                                                                                ---------  ---------
Total liabilities.............................................................................      7,399      8,749
                                                                                                ---------  ---------
Shareholders' equity
Share capital [note 7]........................................................................     16,059     27,344
Contributed surplus...........................................................................        362        362
Retained earnings (deficit)...................................................................      2,390    (17,026)
                                                                                                ---------  ---------
Total shareholders' equity....................................................................     18,811     10,680
                                                                                                ---------  ---------
                                                                                                   26,210     19,429
                                                                                                ---------  ---------
                                                                                                ---------  ---------

                             See accompanying notes

ON BEHALF OF THE BOARD:

              /s/ IAN MCKINNON                               /s/ WANDA DOROSZ
--------------------------------------------   --------------------------------------------
                  Director                                       Director

                        PROMIS SYSTEMS CORPORATION LTD.

                    CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                        AND RETAINED EARNINGS (DEFICIT)

     [EXPRESSED IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE INFORMATION]

                                                                                      1997       1996       1995
YEARS ENDED DECEMBER 31                                                                 $          $          $
----------------------------------------------------------------------------------  ---------  ---------  ---------
Revenue...........................................................................     23,967     19,703     16,073
Cost of sales.....................................................................        626        786      2,158
                                                                                    ---------  ---------  ---------
Gross profit......................................................................     23,341     18,917     13,915
                                                                                    ---------  ---------  ---------

Expenses
Selling and marketing.............................................................      8,706      7,081      6,443
Research and development [note 8].................................................      5,484      6,815      6,067
Customer integration services.....................................................      2,090        698     --
General and administrative........................................................      3,428      3,640      4,026
Goodwill and intellectual property write-offs [note 9]............................     --         --          7,025
Provision for restructuring charges [note 10].....................................     --         --          1,750
                                                                                    ---------  ---------  ---------
                                                                                       19,708     18,234     25,311
                                                                                    ---------  ---------  ---------
Income (loss) before income taxes.................................................      3,633        683    (11,396)
Provision for (recovery of) income taxes [note 8].................................      1,560        (88)        42
                                                                                    ---------  ---------  ---------
Net income (loss) for the year....................................................      2,073        771    (11,438)

Deficit, beginning of year........................................................    (17,026)   (17,797)    (6,359)
Forgiveness of share purchase loan [note 7].......................................       (454)    --         --
Reduction of stated share capital [note 7]........................................     17,797     --         --
                                                                                    ---------  ---------  ---------
Retained earnings (deficit), end of year..........................................      2,390    (17,026)   (17,797)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Income (loss) per share...........................................................      $0.22      $0.12     $(2.28)
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------
Fully diluted income per share....................................................      $0.20      $0.10         NA
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

See accompanying notes

                        PROMIS SYSTEMS CORPORATION LTD.

                       CONSOLIDATED STATEMENTS OF CHANGES

                             IN FINANCIAL POSITION

                    [EXPRESSED IN THOUSANDS OF U.S. DOLLARS]


                                                                                           YEARS ENDED DECEMBER 31
                                                                                       -------------------------------
                                                                                         1997       1996       1995
                                                                                           $          $          $
                                                                                       ---------  ---------  ---------
OPERATING ACTIVITIES
Net income (loss) for the year.......................................................      2,073        771    (11,438)
Add (deduct) items not requiring a current outlay of cash
  Amortization.......................................................................      1,145        796      1,169
  Amortization of deferred development costs.........................................         37         51         50
  Amortization of deferred tenant inducement.........................................       (103)      (120)      (105)
  Goodwill and intellectual property write-offs [note 9].............................     --         --          7,025
  Deferred income taxes..............................................................     --           (694)    --
  Loss on write-off of capital assets................................................        125          3        152
  Net change in non-cash working capital balances related to operations
    [note 11]........................................................................     (3,309)       124        833
                                                                                       ---------  ---------  ---------
Cash provided by (used in) operating activities......................................        (32)       931     (2,314)
                                                                                       ---------  ---------  ---------
INVESTING ACTIVITIES
Purchase of capital assets...........................................................     (1,049)    (1,993)       (91)
Acquisition of MASE Systems, Inc. [note 3]...........................................     (1,533)    --         --
                                                                                       ---------  ---------  ---------
Cash used in investing activities....................................................     (2,582)    (1,993)       (91)
                                                                                       ---------  ---------  ---------
FINANCING ACTIVITIES
Short-term loan......................................................................     --         (1,106)     1,106
Obligations under capital leases.....................................................        120        837       (107)
Deferred tenant inducement...........................................................        724     --         --
Issuance of share capital, net.......................................................      6,058      5,373     --
Redemption of share capital, net [note 7]............................................     --            (95)      (149)
Contributed surplus..................................................................     --             26        149
                                                                                       ---------  ---------  ---------
Cash provided by financing activities................................................      6,902      5,035        999
                                                                                       ---------  ---------  ---------
Net increase (decrease) in each during the year......................................      4,288      3,973     (1,406)
Cash position, beginning of year.....................................................      3,080       (893)       513
                                                                                       ---------  ---------  ---------
Cash position, end of year...........................................................      7,368      3,080       (893)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Represented by
Cash and short-term deposits.........................................................      7,368      3,882      1,251
Bank indebtedness....................................................................     --           (802)    (2,144)
                                                                                       ---------  ---------  ---------
                                                                                           7,368      3,080       (893)
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------


                             See accompanying notes

                        PROMIS SYSTEMS CORPORATION LTD.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

1. SIGNIFICANT ACCOUNTING POLICIES

    These consolidated financial statements have been prepared by management in accordance with accounting principles generally accepted in Canada. The more significant accounting policies are as follows:

BASIS OF CONSOLIDATION

    These consolidated financial statements include the accounts of Promis Systems Corporation Ltd. [the "Company'] and its wholly-owned subsidiaries:
Promis Systems Corporation, incorporated under the laws of Delaware, United States of America; Promis Systems Corporation (U.K.) Limited, incorporated under the laws of England and Wales; Promis Systems Corporation Limited, incorporated under the laws of Hong Kong; MSISUB Inc., incorporated under the laws of Delaware, United States of America; Promis Systems Corporation Singapore Pte Ltd., incorporated under the laws of Singapore; and Promis Systems Corporation GmbH, incorporated under the laws of the Federal Republic of Germany. These consolidated financial statements are expressed in United States dollars, the operating currency of the Company.

CAPITAL ASSETS

    Capital assets are recorded at cost less accumulated amortization. Amortization is provided using the following annual rates and bases which are expected to amortize the cost of the capital assets over their estimated useful lives:

Computers, software and communications         33 1/3% declining balance
  equipment
Furniture and equipment                        20% declining balance
Leasehold improvements                         straight-line over the lease term

    Intellectual property, which represents the value of software rights purchased, is amortized to income on a straight-line basis over three years.

INVESTMENT TAX CREDITS

    Investment tax credits are accrued when qualifying expenditures are made and there is reasonable assurance that the credits will be realized. The Company accounts for investment tax credits using the cost reduction method.

INCOME TAXES

    The Company follows the deferral method of income tax allocation. Deferred income taxes result from claiming deductions for income tax purposes in amounts which differ from those charged in the accounts.

RESEARCH AND DEVELOPMENT EXPENDITURES

    Research costs are expensed in the year incurred. Development costs are expensed in the year incurred unless a development project meets the criteria under generally accepted accounting principles

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) for deferral and amortization. One of the criteria of generally accepted accounting principles requires that development costs should be deferred when the product is considered to be technically feasible. The Company considers technical feasibility to be established when the product reaches the "BETA Release" stage in development. Capitalized development costs are amortized to income on a straight-line basis over the estimated life of the product, commencing with the market introduction of the related product. The average period of amortization is three years. These expenditures are also reduced by related investment tax credits.

GOODWILL

    Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is amortized to income on a straight-line basis over 20 years. Goodwill is written down to reflect any other than temporary impairment in ongoing value which is believed to have occurred. The Company assesses whether permanent impairment in value has occurred based on its estimate of the fair value of the related business operations.

REVENUE RECOGNITION

    Revenue from software sales is recognized on delivery of the software and an irrevocable commitment to purchase made by the customer.

    Revenue from software service agreements and other contracts is recognized on a straight-line basis over the term of the contract.

    Revenue from consulting and training services is recognized when the services are performed.

    Unearned revenue arises when billings are made in advance of revenue recognition.

FINANCIAL INSTRUMENTS

    The fair values of financial instruments approximate their carrying values except as otherwise disclosed in these consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

    The Company's subsidiaries are considered to be integrated operations. Accordingly, monetary assets and liabilities denominated in foreign currencies are translated into United States dollars at the rate of exchange prevailing at the year end while other consolidated balance sheet items are translated at historic rates. Revenue and expenses are translated at the rate of exchange in effect on the transaction dates. Realized and unrealized foreign exchange gains and losses are included in income in the year in which they occur, except where they arise from translation of non-current monetary items. Such gains and losses are deferred and amortized to income on a straight-line basis over the remaining life of the underlying non-current monetary items.

SHORT-TERM DEPOSITS

    Short-term deposits include such items as short-term guaranteed investment certificates are carried at cost which approximates market value and mature in January 1998.

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
CAPITAL LEASES

    A lease which transfers substantially all of the benefits and risks incidental to the ownership of property is accounted for as if it were an acquisition of an asset and the incurrence of an obligation at the inception of the lease. Assets recorded under capital leases are amortized over the initial non-cancellable term of the lease on a basis consistent with accounting for capital assets.

2. CAPITAL ASSETS

    Capital assets consist of the following:

                                                                   1997                      1996
                                                         ------------------------  ------------------------
                                                                     ACCUMULATED               ACCUMULATED
                                                           COST     AMORTIZATION     COST     AMORTIZATION
                                                             $            $            $            $
                                                         ---------  -------------  ---------  -------------
Computers, software and communications equipment.......      2,491        1,952        2,599        1,779
Assets under capital lease.............................      1,786          591        1,168          233
Furniture and equipment................................        901          468          752          377
Leasehold improvements.................................      1,145          651          951          538
Intellectual property..................................      1,337          111       --           --
                                                         ---------        -----    ---------        -----
                                                             7,660        3,773        5,470        2,927
Less accumulated amortization..........................      3,773                     2,927
                                                         ---------        -----    ---------        -----
Net book value.........................................      3,887                     2,543
                                                         ---------        -----    ---------        -----
                                                         ---------        -----    ---------        -----

3. BUSINESS ACQUISITION

    Effective October 2,1997, the Company purchased certain business assets and assumed selected liabilities of MASE Systems, Inc. of San Jose, California for $1.5 million in cash. The business acquisition has been accounted for by the purchase method. The following net assets were acquired:

                                                                                                                $
                                                                                                            ---------
Net non-cash working capital..............................................................................        170
Capital assets............................................................................................         26
Intellectual property.....................................................................................      1,337
                                                                                                            ---------
Total consideration.......................................................................................      1,533
                                                                                                            ---------
                                                                                                            ---------

4. OPERATING LINE OF CREDIT

    The Company has a demand operating line of credit of approximately $2.9 million [Cdn. $4.0 million] and a foreign exchange forward contact facility of approximately $700 thousand [Cdn. $1.0 million], both of which are collateralized by a general security agreement and a general assignment of book debts of the Company. The Company must maintain various margin and covenant requirements. Interest is payable on the operating line of credit at the bank's prime rate plus 0.25% [1996--prime rate plus 1.5%]. As at December 31, 1997, the effective rate was 6% [1996--6.25%].

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

5. OBLIGATIONS UNDER CAPITAL LEASES

    Future minimum annual lease payments under capital leases expiring at various dates to December 2000 are as follows:

                                                                                                                $
                                                                                                            ---------
1998......................................................................................................        544
1999......................................................................................................        521
2000......................................................................................................        130
                                                                                                            ---------
Total minimum lease payments..............................................................................      1,195
Less amount representing interest at 9%...................................................................         94
                                                                                                            ---------
Balance of obligations....................................................................................      1,101
Less current portion......................................................................................        482
                                                                                                            ---------
                                                                                                                  619
                                                                                                            ---------
                                                                                                            ---------

6. DEFERRED TENANT INDUCEMENT

    The deferred tenant inducement relates to the 10-year lease of the Company's Toronto office premises effective January 1, 1997. Generally accepted accounting principles require that the total lease payments over the lease term be aggregated and charged as rent expense evenly over the term of the lease. The cumulative difference between the rent expense charged to income and the lease payments made is recorded as a deferred tenant inducement on the consolidated balance sheets.

7. SHARE CAPITAL

    The Company's authorized share capital consists of the following:

    - Unlimited common shares

    - Unlimited preference shares, the designation, rights, privileges, restrictions and conditions attaching thereto are to be determined by the Board of Directors prior to issue

    The Company's issued share capital is as follows:

                                                    1997                  1996                  1995
                                            --------------------  --------------------  --------------------
                                                #          $          #          $          #          $
                                            ---------  ---------  ---------  ---------  ---------  ---------
Common shares
Balance, beginning of year................  8,156,019     27,798  5,220,186     22,596  5,220,186     22,596
Reduction of stated share capital.........     --        (17,797)    --         --         --         --
Shares issued during the year.............  2,048,950      6,058  2,963,654      5,297     --         --
Shares cancelled during the year..........     --         --        (27,821)       (95)    --         --
                                            ---------  ---------  ---------  ---------  ---------  ---------
Balance, end of year......................  10,204,969    16,059  8,156,019     27,798  5,220,186     22,596
                                            ---------  ---------  ---------  ---------  ---------  ---------
Share purchase loan.......................     --         --       (166,763)      (454)  (194,584)      (530)
                                            ---------  ---------  ---------  ---------  ---------  ---------
                                                          16,059                27,344                22,066
                                            ---------  ---------  ---------  ---------  ---------  ---------
                                            ---------  ---------  ---------  ---------  ---------  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

7. SHARE CAPITAL (CONTINUED)
    During 1997:

    - On June 24, 1997 the shareholders approved a resolution to reduce the stated capital of the shares of approximately $17.8 million to eliminate the deficit as at December 31, 1995.


    - Pursuant to an agency agreement dated February 26, 1996, the Company issued and sold 2,000,000 special warrants priced at Cdn.$4.50 per special warrant for aggregate gross proceeds of approximately $6.6 million [Cdn.$9.0 million]. Each special warrant was convertible into one common share. The associated costs of the special warrants offering were approximately $594 thousand [Cdn.$813 thousand]. On June 16, 1997, the 2,000,000 special warrants were converted into 2,000,000 common shares.


    - The Company issued 48,950 common shares upon the exercise of certain stock options for cash consideration of approximately $67 thousand.

    During 1996:

    - On January 19, 1996, the Company issued to eligible holders of its common shares of record, rights to subscribe for common shares. Each holder of the common shares was issued one right for each common share held. Four rights entitled the holder to purchase one common share at a price of Cdn.$2 per common share and expired on February 9, 1996. All of the rights were exercised for 1,305,046 common shares for gross proceeds of approximately $1.9 million [Cdn.$2.6 million]. The associated costs of the rights offering were approximately $190 thousand [Cdn.$260 thousand].

    - Approximately $775 thousand [Cdn.$1.1 million] of a short-term loan outstanding was satisfied by the issue of 525,500 common shares pursuant to the Company's previously announced rights offering. The balance of the loan outstanding, including interest to February 15, 1996, was repaid from the proceeds of the rights offering. The portion of the loan proceeds attributable to the right to convert to common shares was not material.

    - Pursuant to an agency agreement dated August 21, 1996, the Company issued and sold 1,625,324 special warrants priced at Cdn.$3.40 per special warrant for aggregate gross proceeds of approximately $4.0 million [Cdn.$5.5 million]. Each special warrant was convertible into one common share. The associated costs of the special warrants offering were approximately $467 thousand [Cdn.$636 thousand]. On November 20, 1997, the 1,625,324 special warrants were converted into 1,625,324 common shares.

    - The Company issued 33,284 common shares upon the exercise of certain stock options for cash consideration of approximately $34 thousand.

    - The Company cancelled 27,821 common shares surrendered by shareholders in repayment of loans payable of approximately $95 thousand. As a result of the redemption and cancellation by the Company of its common shares, contributed surplus increased by approximately $26 thousand.

    - The Company issued 100,000 warrants for nil consideration.

    During 1995:

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

7. SHARE CAPITAL (CONTINUED)
    - Contributed surplus increased $149 thousand as 105,000 warrants expired on November 1, 1996.

    Options:

     NUMBER OF OPTIONS
        OUTSTANDING            EXERCISE PRICE
    AT DECEMBER 31, 1997          (CDN.$)            EXPIRY DATE
----------------------------  ----------------  ----------------------
            200,000           $           1.25           June 28, 2005
            464,800           $  1.50 to $3.50         August 11, 2005
            161,000           $           1.80        November 2, 2005
             15,000           $           2.80          March 15, 2006
            296,200           $           3.00             May 4, 2006
             30,000           $           3.95           June 25, 2006
             33,500           $           2.75        October 28, 2006
            100,000           $           4.10       December 17, 2006
             22,000           $           5.00           March 4, 2007
            354,800           $           4.10          April 18, 2007
             13,950           $           4.20            May 23, 2007
             80,000           $           4.75         October 3, 2007
             17,500           $           5.00        October 28, 2007

    The Company has reserved 2,150,000 common shares for future issue pursuant to stock option plans as described above.

WARRANTS

     NUMBER OF WARRANTS
         OUTSTANDING           EXERCISE PRICE
    AT DECEMBER 31, 1997           [CDN.$]        EXPIRY DATE
-----------------------------  ---------------  ----------------
             75,000               $    2.40     April 30, 2000
             25,000               $    2.50     April 30, 2000

FORGIVENESS OF SHARE PURCHASE LOAN

    As at December 31, 1995, a share purchase loan of approximately $530 thousand [Cdn.$567 thousand] was outstanding. During 1996, approximately $76 thousand [Cdn.$131 thousand) of the loan was settled by surrender of 27,821 shares held. The share purchase loan has been presented as a reduction of share capital.

    The Board of Directors approved the forgiveness of the remaining balance of the share purchase loan of $454 thousand effective January 1, 1997. The forgiveness of the loan did not require the surrender of shares held and accordingly, the amount of the loan has been charged to retained earnings.

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

8. INCOME TAXES

    The Company's effective income tax rate has been determined as follows:

                                                                  1997                  1996                  1995
                                                          --------------------  --------------------  --------------------
                                                              $          %          $          %          $          %
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Income before income taxes..............................      3,633      100.0        683      100.0    (11,396)     100.0
                                                          ---------  ---------        ---  ---------  ---------  ---------
                                                          ---------  ---------        ---  ---------  ---------  ---------
Combined basic Canadian federal and provincial income
  tax rate..............................................      1,620       44.6        305       44.6     (5,083)     (44.6)
Increase (decrease) in income taxes resulting from
  Foreign income tax rate differential..................        (67)      (1.8)       (84)     (12.3)        21        0.2
  Benefit of future timing differences not recorded in
    accounts............................................        527       14.5     --         --          5,083       44.6
  Unrecorded losses utilized during the year............       (543)     (14.9)      (187)     (27.4)    --         --
  Ontario superallowance................................       (241)      (6.6)      (122)     (17.8)    --         --
  Other.................................................        264        7.1     --         --             21        0.2
                                                          ---------  ---------        ---  ---------  ---------  ---------
                                                              1,560       42.9        (88)     (12.9)        42        0.4
                                                          ---------  ---------        ---  ---------  ---------  ---------
                                                          ---------  ---------        ---  ---------  ---------  ---------

    The Company has scientific research deductions available for carryforward to apply against taxable income in future years of approximately $11.9 million federally and $12.3 million provincially.

    As the Company is a public company for Canadian tax purposes, it is eligible for investment tax credits of 20% on its qualifying current and capital research and development expenditures incurred in each year. These credits are available to reduce up to 100% of Canadian federal income taxes payable. The potential income tax benefits of investment tax credits with respect to expenditures made in 1997 have not been recorded in the accounts.

    Research and development expenditures incurred in the year have been reduced by $1.5 million of previously unrecognized investment tax credits that were earned in previous years [1996--nil, 1995-- nil].

    In addition, the Company has investment tax credits available of approximately $2.0 million as at December 31, 1997 to reduce future years' income taxes. The benefit of these investment tax credits has not been reflected in the consolidated financial statements. These investment tax credits will begin to expire in 2005.

9. GOODWILL AND INTELLECTUAL PROPERTY WRITE-OFFS

    During 1995, the Company decided to restructure and focus on its strengths and capabilities in the semi-conductor market. Accordingly, the Palette business was discontinued. As a result, a permanent impairment of goodwill and intellectual property occurred. The following amounts related to Pallette goodwill and intellectual property were written off during 1995:

                                                                                                                $
                                                                                                            ---------
Pallette goodwill.........................................................................................      6,424
Palette intellectual property.............................................................................        309
                                                                                                            ---------
                                                                                                            ---------

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

9. GOODWILL AND INTELLECTUAL PROPERTY WRITE-OFFS (CONTINUED)
    The Company also made a strategic decision to sell the MADEMA software exclusively as a module integrated with the PROMIS software, in order to enhance the marketability of the PROMIS product suite.

    It is anticipated that the incremental development and maintenance costs to integrate the MADEMA software to PROMIS will not be recovered through future sales of MADEMA. Based upon this decision and the resulting estimated net recoverable amount, the intellectual property value of MADEMA has been permanently impaired. Accordingly, the intellectual property value of MADEMA in the amount of $292 thousand was written off in 1995.

10. PROVISION FOR RESTRUCTURING CHARGES

    During the third quarter of 1995, the Company implemented a formal restructuring plan to focus on its strengths and capabilities in the semiconductor market. As part of the plan, the Company reduced its work force and closed certain offices. A provision for exit costs from these operations including the Palette business [note 9] was accrued. The provision includes special termination benefits of $1.0 million and costs of leased property no longer of use to the Company of $280 thousand. Approximately $500 thousand of the termination benefit has been collateralized by an assignment of book debts of the Company, subordinate to the operating line of credit. As at December 31, 1997, $1.55 million [December 31, 1996, $1.1 million] of the exit costs accrued have been paid. It is anticipated that the remaining balance of the accrual will be paid in 1999.

11. CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION

    The net change in non-cash working capital balances related to operations consists of the following:

                                                                                          1997       1996       1995
                                                                                            $          $          $
                                                                                        ---------  ---------  ---------
Accounts receivable...................................................................     (1,412)       289     (1,415)
Unbilled receivables..................................................................       (455)    (1,891)     1,411
Income taxes recoverable..............................................................          2        397       (453)
Prepaid expenses......................................................................        (49)       (15)      (102)
Investment tax credits recoverable....................................................     --            591        219
Accounts payable and accrued liabilities..............................................     (1,412)      (206)     1,013
Unearned revenue......................................................................         17        959        160
                                                                                        ---------  ---------  ---------
                                                                                           (3,309)       124        833
                                                                                        ---------  ---------  ---------
                                                                                        ---------  ---------  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

12. LEASE COMMITMENTS

    Future minimum annual lease payments under operating leases are approximately as follows:

                                                                                                                $
                                                                                                            ---------
1998......................................................................................................      1,046
1999......................................................................................................        778
2000......................................................................................................        604
2001......................................................................................................        622
2002......................................................................................................        632
Thereafter................................................................................................      1,013
                                                                                                                4,695
                                                                                                            ---------
                                                                                                            ---------

13. GEOGRAPHIC SEGMENTED FINANCIAL INFORMATION

    The Company operates in the computer software development business.

                                                                                        1997       1996       1995
                                                                                          $          $          $
                                                                                      ---------  ---------  ---------
Revenue
North America.......................................................................     10,705      8,926     10,436
Asia--Pacific.......................................................................     10,317      7,635      3,826
Europe..............................................................................      2,945      3,142      1,811
                                                                                      ---------  ---------  ---------
Consolidated revenue................................................................     23,967     19,703     16,073
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Operating income before research and development
North America.......................................................................      4,590      3,254     (5,944)
Asia--Pacific.......................................................................      3,510      2,626        711
Europe..............................................................................      1,017      1,618        (96)
                                                                                      ---------  ---------  ---------
Consolidated operating income before research and development.......................      9,117      7,498     (5,329)
Research and development expenditures...............................................      5,484      6,815      6,067
                                                                                      ---------  ---------  ---------
Income before income taxes..........................................................      3,633        683    (11,396)
Provision for (recovery of) income taxes............................................      1,560        (88)        42
                                                                                      ---------  ---------  ---------
Consolidated net income.............................................................      2,073        771    (11,438)
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Identifiable assets
North America.......................................................................     20,899     15,114     10,517
Asia--Pacific.......................................................................        249        134        113
Europe..............................................................................        143        249        210
                                                                                      ---------  ---------  ---------
Consolidated identifiable assets....................................................     21,291     15,497     10,840
Deferred income taxes...............................................................      1,481      1,481        787
Deferred development costs..........................................................     --             37         88
Intellectual property...............................................................      1,226     --         --
Goodwill............................................................................      2,212      2,414      2,617
                                                                                      ---------  ---------  ---------
Total consolidated assets...........................................................     26,210     19,429     14,332
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

14. CONTINGENT LIABILITY

    In 1993, the Company purchased the business assets and assumed selected liabilities of Palette Systems Inc. The purchase price of approximately $9.9 million consisted of approximately $5.5 million in cash and 442,638 common shares of the Company, valued at $10 per common share. At that time the Company agreed that on April 7, 1998 it would pay additional cash consideration to the vendors of an amount equal to the amount by which approximately $4 million exceeded market value of the common shares owned by the vendors on April 7, 1998.

    On March 29, 1996, the Company made a formal claim against the vendors pursuant to the dispute resolution provisions of the original purchase and sale agreements and the vendors filed certain counterclaims against the Company.

    In 1997, the Company and the vendors reached a settlement of the dispute. The settlement provides that commencing on April 7, 1998 the Company would pay additional cash to the vendors of an amount equal to the amount by which 442,638 common shares are less than the market value, on each of the payment dates described hereunder, of $10 per common share. As part of the settlement, the additional cash consideration, if any, will be payable as to 50% on April 7, 1998 and the balance as to 2.5% on a quarterly basis commencing on July 7, 1998, up to and including April 7, 2003. Under the terms of the settlement agreement, the vendors are restricted as to the number of shares which can be sold in any given quarter to April 7, 2003.

    Since the payment of additional consideration is dependent on the Company's share price at various future dates, any additional consideration will be recorded as a reduction in share capital of the Company as the amounts become determinable.

    The Company's contingent liability calculated based on the market value of the common shares at February 27, 1998, is approximately $1.4 million.

15. COMPARATIVE CONSOLIDATED FINANCIAL STATEMENTS

    The comparative consolidated financial statements have been reclassified from statements previously presented to conform to the presentation of the 1997 consolidated financial statements.

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES

    The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in Canada ["Canadian GAAP"] which, in the case of the Company, conform in all material respects with those in the United States ["US GAAP"], except as follows:

    [a] Under US GAAP basic earnings per share are based on the weighted average number of common shares excluding contingent shares issued and shares issued pursuant to share purchase loans. Diluted earnings per share are calculated in accordance with the treasury stock method and are based on the weighted average number of common shares and dilutive common share equivalents outstanding.


    [b] For reconciliation purposes to US GAAP, the Company has applied the provisions of Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" [SFAS 109] effective August 31, 1993. Under SFAS 109, the liability method is used in accounting for

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES (CONTINUED)
       income taxes. SFAS 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect for the year in which the differences are expected to reverse. In addition this method provides for a valuation allowance against deferred tax assets where it is more likely than not that some portion or all of a deferred tax asset will not be realized.

    Under US GAAP, Research and Development investment tax credits would be credited to the income tax provision rather than as a net to research and development expenses. The amounts credited to research and development expenses were $1,500 in 1997, nil in 1996 and nil in 1995.

    The significant components of the Company's deferred tax assets, under US GAAP, as at December 31, 1997, 1996 and 1995 are as follows:

                                                                  1997       1996       1995
                                                                    $          $          $
                                                                ---------  ---------  ---------
R&D and capital assets--tax base in excess of book value......      8,389      8,535      6,800
Losses carried forward........................................                              148
Investment tax credits........................................      2,000      3,013      2,691
Other.........................................................        820        344        415
Less valuation allowance......................................    (11,209)   (11,892)   (10,054)
                                                                ---------  ---------  ---------
Future income tax assets......................................     --         --         --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    [c] Under Canadian GAAP, unrealized foreign exchange gains and losses relating to non-current monetary items are deferred and amortized to income over the remaining life of the underlying non-current monetary item. Under US GAAP these unrealized foreign exchange gains and losses are recognized in income immediately. The amounts recognized each year for Canadian GAAP purposes approximates the amounts which would have been recognized for US GAAP.

    [d] Under Canadian GAAP, for purposes of the statements of cash flows, cash position includes all short-term investments less bank indebtedness. Under US GAAP, cash position includes highly liquid investments with original maturities of less than three months. Bank indebtedness is presented as a financing activity for purposes of US GAAP.

    [e] Under Canadian GAAP, the forgiveness of a share purchase loan in 1997 was recognized as an increase of $454 to the Company's deficit. Under US GAAP, the share purchase loans are viewed as part of a variable compensation arrangement with changes in the value of the underlying shares recorded as adjustments to income in the year in which they occurred in periods prior to 1995. The resulting share purchase loan balance of $321 was charged to expense when the Company's Board of Directors approved the forgiveness in 1995.

    [f] Under Canadian GAAP, a reduction of the stated capital of outstanding common shares is allowed with a corresponding offset to deficit. This reclassification, which the Company made

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES (CONTINUED)
       in 1997 to eliminate the deficit which existed at December 31, 1995, is not permitted by US GAAP and would result in an increase to share capital and corresponding decrease in the retained earnings of $17,797.

    [g] Under Canadian GAAP, stock options are accounted for at the date of exercise when the purchase is recorded as an increase to capital stock. For reconciliation purposes to US GAAP, the Company has chosen to follow APB 25 in accounting for stock options granted to directors, officers and employees. Since the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense has been recognized.

    [h] The Financial Accounting Standards Board has issued Statement of
       Financial Accounting Standards No. 130 "Comprehensive Income" requires companies to report comprehensive income which includes all changes in stockholders' equity during a period except those resulting from investments by owners and distributions to owners. For purposes of reconciliation to US GAAP, the Company's comprehensive income would equal its net income for the periods presented.

    The following table reconciles the net income as reported on the consolidated statements of earnings (loss) to that which would have been reported had the financial statements been prepared in accordance with US GAAP and the requirements of the SEC:

                                                                       1997       1996       1995
                                                                         $          $          $
                                                                     ---------  ---------  ---------
Net earnings (loss) under Canadian GAAP............................      2,073        771    (11,438)
Adjustments
  Forgiveness of share purchase loan...............................     --         --           (321)
  Income taxes.....................................................     --           (103)
                                                                     ---------        ---  ---------
Net earnings (loss) under US GAAP..................................      2,073        668    (11,759)
                                                                     ---------        ---  ---------
                                                                     ---------        ---  ---------

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES (CONTINUED)
    The following table sets forth the computation of basic and diluted earnings per share under US GAAP:

                                                            1997        1996        1995
                                                             $           $           $
                                                         ----------  ----------  ----------
Numerator
  Net income (loss)....................................       2,073         668     (11,759)
                                                         ----------  ----------  ----------
Numerator for basic earnings (loss) per share..........       2,073         668     (11,759)
Income effect of dilutive securities...................      --          --          --
                                                         ----------  ----------  ----------
Numerator for diluted earnings (loss) per share........       2,073         668     (11,759)
                                                         ----------  ----------  ----------
Denominator
Weighted average number of common shares...............   9,246,063   6,502,826   5,025,602
Effect of dilutive securities
  Stock options........................................     690,200     319,637      --
  Warrants.............................................      51,500      13,512      --
                                                         ----------  ----------  ----------
Adjusted weighted average number of common shares and
  assumed conversions..................................   9,987,763   6,835,975   5,025,602
                                                         ----------  ----------  ----------
Basic earnings (loss) per share........................       $0.22       $0.10      $(2.34)
Diluted earnings per share.............................       $0.21       $0.10      $(2.34)

    An additional 39,500 stock options were outstanding in 1997, however, were neither dilutive or anti-dilutive.

    An additional 367,117 stock options were outstanding and 681,818 shares were issuable on conversion of outstanding in debt in 1996 but were not included in computation of diluted earnings as the effects of these items would have been anti-dilutive.

    1,547,400 stock options were outstanding and 681,818 shares were issuable on conversion of outstanding debt in 1995 but were not included in the computation of diluted earnings per share in light of the net loss for the year.

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES (CONTINUED)
    Cashflow information presented in conformity with US GAAP, is as follows:

                                                                      1997       1996       1995
                                                                        $          $          $
                                                                    ---------  ---------  ---------
Operating activities, Canadian GAAP...............................        (32)       931     (2,314)
Exchange rate effect on foreign currency balances.................         45        (21)        32
                                                                    ---------  ---------  ---------
Operating activities, US GAAP.....................................         13        910     (2,282)
                                                                    ---------  ---------  ---------
Investing activities, Canadian GAAP...............................     (2,582)    (1,993)       (91)
                                                                    ---------  ---------  ---------
Investing activities, US GAAP.....................................     (2,582)    (1,993)       (91)
                                                                    ---------  ---------  ---------
Financing activities, Canadian GAAP...............................      6,902      5,035        999
Increase (decrease) in bank indebtedness..........................       (802)    (1,342)     2,144
                                                                    ---------  ---------  ---------
Financing activities, US GAAP.....................................      6,100      3,693      3,143
                                                                    ---------  ---------  ---------
Increase in cash, US GAAP.........................................      3,531      2,610        770
Cash position, beginning of year, US GAAP.........................      3,882      1,251        513
Exchange rate effect on foreign currency balances.................        (45)        21        (32)
                                                                    ---------  ---------  ---------
Cash position, end of year, US GAAP...............................      7,368      3,882      1,251
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Cash interest paid................................................         89        184        130
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------
Cash taxes paid...................................................        143         36        682
                                                                    ---------  ---------  ---------
                                                                    ---------  ---------  ---------


    In 1996, the repayment of $775 of a short term loan which was satisfied by the issue of common shares, under Canadian GAAP, was included as cash used in and cash provided by financing activities, respectively. Under US GAAP, these amounts would be excluded from cash flows and separately disclosed. There is no effect on total financing activities. See note 7.

                        PROMIS SYSTEMS CORPORATION LTD.

   [U.S. DOLLARS, TABULAR AMOUNTS IN THOUSANDS EXCEPT PER SHARE INFORMATION]

16. RECONCILIATION OF ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN CANADA AND IN THE UNITED STATES (CONTINUED)
    Balance sheet items in conformity with US GAAP which differ from those presented for Canadian GAAP are as follows:

                                                                  1997       1996       1995
                                                                    $          $          $
                                                                ---------  ---------  ---------
Investment tax credits recoverable--Canadian GAAP.............     --         --            591
Adjustment for income taxes under SFAS 109....................     --         --           (591)
                                                                ---------  ---------  ---------
Investment tax credits recoverable--US GAAP...................     --         --         --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Deferred income taxes--Canadian GAAP..........................      1,481      1,481        787
Adjustment for income taxes under SFAS 109....................     (1,481)    (1,481)      (787)
                                                                ---------  ---------  ---------
Deferred income taxes--US GAAP................................     --         --         --
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Share capital--Canadian GAAP..................................     16,059     27,344     22,066
Forgiveness of share purchase loan............................     --            454        454
Deficit reduction.............................................     17,797     --         --
                                                                ---------  ---------  ---------
Share Capital--US GAAP........................................     33,856     27,798     22,520
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Retained earnings (deficit)--Canadian GAAP....................      2,390    (17,026)   (17,797)
Forgiveness of share purchase loan............................     --           (454)      (454)
Deficit reduction.............................................    (17,797)    --         --
Adjustment for income taxes under SFAS 109....................     (1,481)    (1,481)    (1,378)
                                                                ---------  ---------  ---------
Retained deficit--US GAAP.....................................    (16,888)   (18,961)   (19,629)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

    The unaudited pro forma condensed combined statements of operations combine PRI's audited consolidated results of operations for each of the two years in the period ended September 30, 1998 with Promis' unaudited consolidated results of operations for the twelve-month period ended September 30, 1998 and audited consolidated results of operations for the year ended December 31, 1997, respectively, giving effect to the Transaction as if it had occurred at the beginning of each period presented on a pooling-of-interests basis. The unaudited pro forma condensed combined balance sheet data combines PRI's audited consolidated balance sheet data as of September 30, 1998 with Promis' unaudited consolidated balance sheet data as of that date, giving effect to the Transaction as if it had occurred on September 30, 1998. The historical financial information of PRI has been derived from its audited consolidated financial statements for each of the two years in the period ended September 30, 1998, which have been incorporated by reference. The historical financial information of Promis has been derived from its accounting records for the twelve-month period ended September 30, 1998 and its audited consolidated financial statements for the year ended December 31, 1997 on the basis of U.S. GAAP and should be read in conjunction with the unaudited interim consolidated financial statements for the nine-month period ended September 30, 1998 and the audited financial statements for the year ended December 31, 1997 and the notes thereto, which have been included herein. In the opinion of the management of Promis, the above-mentioned unaudited interim financial data of Promis includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the unaudited twelve-month interim period that combines the nine-month period ended September 30, 1998 and the three-month period ended December 31, 1997. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations or financial position that would have occurred had the Transaction been consummated at the beginning of the periods presented, nor is it necessarily indicative of future results of operations or financial position.

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                             AT SEPTEMBER 30, 1998

                     (AMOUNTS IN THOUSANDS OF U.S. DOLLARS)

                                                           HISTORICAL             PRO FORMA
                                                      --------------------  ----------------------
                                                         PRI      PROMIS    ADJUSTMENTS  COMBINED
                                                      ---------  ---------  -----------  ---------
                       ASSETS
Current assets:
  Cash and cash equivalents.........................  $  48,208  $   8,839               $  57,047
  Contracts in progress.............................      9,017     --                       9,017
  Accounts receivable, net..........................     24,887      7,098                  31,985
  Inventories.......................................     27,494     --                      27,494
  Deferred income taxes.............................      7,832         58                   7,890
  Other current assets..............................      6,892        280                   7,172
                                                      ---------  ---------  -----------  ---------
      Total current assets..........................    124,330     16,275                 140,605
Goodwill, net of accumulated amortization...........     --          2,060                   2,060
Property, equipment and improvements, net...........     17,122      4,076                  21,198
Intellectual property, net of accumulated
  amortization......................................     --         --                      --
Other assets........................................      2,566     --                       2,566
Deferred income taxes...............................        559     --                         559
                                                      ---------  ---------  -----------  ---------
      Total assets..................................  $ 144,577  $  22,411   $           $ 166,988
                                                      ---------  ---------  -----------  ---------
                                                      ---------  ---------  -----------  ---------

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable/accrued liabilities..............  $  25,160  $   1,621   $   5,500   $  32,281
  Unrealized loss on foreign currency hedge.........                   300                     300
  Deferred revenue..................................      9,214      2,855                  12,069
  Capital lease obligations, current portion........        110        688                     798
  Line of credit....................................         11     --                          11
                                                      ---------  ---------  -----------  ---------
      Total current liabilities.....................     34,495      5,464       5,500      45,459
Obligations under capital lease.....................         75        659                     734
Other long-term assets..............................     --            965                     965
                                                      ---------  ---------  -----------  ---------
      Total liabilities.............................     34,570      7,088       5,500      47,158
Stockholders' equity:
Common stock........................................        198     32,591                  32,789
Additional paid-in capital..........................     96,096        362                  96,458
Retained earnings...................................     13,713    (17,630)     (5,500)     (9,417)
                                                      ---------  ---------  -----------  ---------
      Total stockholders' equity....................  $ 110,007  $  15,323   $  (5,500)  $ 119,830
                                                      ---------  ---------  -----------  ---------
                                                      ---------  ---------  -----------  ---------
      Total liabilities and stockholders' equity....  $ 144,577  $  22,411   $  --       $ 166,988
                                                      ---------  ---------  -----------  ---------
                                                      ---------  ---------  -----------  ---------

   See accompanying notes to unaudited pro forma condensed combined financial statements

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                            STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED SEPTEMBER 30, 1998

      (AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                  HISTORICAL  HISTORICAL   -----------------------
                                                                     PRI       PROMIS(1)   ADJUSTMENTS   COMBINED
                                                                  ----------  -----------  -----------  ----------
Net revenue.....................................................  $  178,193   $  23,747    $   1,704   $  203,644
Cost of revenue.................................................     121,727       2,933                   124,660
Operating expenses:
  Research and development......................................      37,137       7,372                    44,509
  Selling, general and administrative...........................      33,698      13,185                    46,883
  Merger costs and special charges..............................      10,091      --                        10,091
  Acquired in-process research and development..................       8,417      --                         8,417
                                                                  ----------  -----------  -----------  ----------
Operating (loss) profit.........................................     (32,877)        257        1,704      (30,916)
Other income, net...............................................       1,049      --                         1,049
(Loss) income before income taxes...............................     (31,828)        257        1,704      (29,867)
(Benefit from)/Provision for income taxes.......................      (7,886)        120                    (7,766)
                                                                  ----------  -----------  -----------  ----------
Net (loss) income...............................................  $  (23,942)  $     137    $   1,704   $  (22,101)
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------
Per share information:
  Diluted net (loss) income per common share....................  $    (1.22)  $    0.01                $    (1.04)
  Shares used in per share computations(2)......................      19,607      11,058                    21,335

------------------------


(1) The historical Promis statement of operations data have been calculated using data for the twelve-month period ended September 30, 1998 and have been prepared in accordance with US GAAP. Promis' sales and net income of $6,922 and $879, respectively for the three-month period ended December 31, 1997 which is included in the historical twelve-month period ended September 30, 1998 are also included in the historical twelve-month period ended December 31, 1997 on page F-30.



(2) The number of shares used in the historical Promis per common share computation was derived from Promis' dilutive outstanding shares and share equivalents as of September 30, 1998. The number of shares used for the Pro Forma combined diluted net loss per common share was derived from Promis' basic outstanding shares as of September 30, 1998, multiplied by the assumed exchange ratio of 0.1691, plus PRI's historical basic shares outstanding as of September 30, 1998. Under US GAAP, the computation of diluted net (loss) income per common share does not assume the issuance of common shares that have an anti-dilutive effect.


                 See accompanying notes to unaudited pro forma
                    condensed combined financial statements

            PRI AUTOMATION, INC. AND PROMIS SYSTEMS CORPORATION LTD.

                     UNAUDITED PRO FORMA CONDENSED COMBINED

                            STATEMENT OF OPERATIONS

                     FOR THE YEAR ENDED SEPTEMBER 30, 1997
      (AMOUNTS IN THOUSANDS OF U.S. DOLLARS EXCEPT FOR PER SHARE AMOUNTS)

                                                                                                  PRO FORMA
                                                                  HISTORICAL  HISTORICAL   -----------------------
                                                                     PRI       PROMIS(1)   ADJUSTMENTS   COMBINED
                                                                  ----------  -----------  -----------  ----------
Net revenue.....................................................  $  213,159   $  23,967    $  (1,026)  $  236,100
Cost of revenue.................................................     118,263       2,716           (7)     120,972
Operating expenses:
  Research and development......................................      29,214       6,984                    36,198
  Selling, general and administrative...........................      31,332      12,134          (72)      43,394
  Merger costs and special charges..............................      --          --                        --
  Acquired in-process research and development..................      --          --                        --
                                                                  ----------  -----------  -----------  ----------
Operating profit................................................      34,350       2,133         (947)      35,536
Other income, net...............................................       1,204      --                         1,204
                                                                  ----------  -----------  -----------  ----------
Income before income taxes......................................      35,554       2,133         (947)      36,740
Provision for income taxes......................................       8,982          60                     9,042
                                                                  ----------  -----------  -----------  ----------
  Net income....................................................  $   26,572   $   2,073    $    (947)  $   27,698
                                                                  ----------  -----------  -----------  ----------
                                                                  ----------  -----------  -----------  ----------
Per share information:
  Diluted net income per common share...........................  $     1.32   $    0.21                $     1.27
  Shares used in per share computations(2)......................      20,137       9,988                    21,826

------------------------


(1) The historical Promis statement of operations data have been calculated using data for the twelve-month period ended December 31, 1997 and have been prepared in accordance with US GAAP. Promis' sales and net income of $6,922 and $879, respectively for the three-month period ended December 31, 1997 which is included in the historical twelve-month period ended December 31, 1997 are also included in the historical twelve-month period ended September 30, 1998 on page F-29.


(2) The number of shares used for the Pro Forma Combined dilutive net income per common share was derived from Promis' dilutive outstanding shares and share equivalents as of December 31, 1997, multiplied by the assumed exchange ratio of 0.1691, plus PRI's historical dilutive outstanding shares and share equivalents as of September 30, 1997.

   See accompanying notes to unaudited pro forma condensed combined financial statements

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

1. Certain financial statement balances of Promis have been reclassified to conform with PRI financial statement presentation.

2. The adjustments to the unaudited pro forma condensed combined balance sheet give effect to the issuance of 1,725,660 shares of PRI Common Stock based on an assumed exchange ratio of 0.1691 as if the Transaction had been consummated as of September 30, 1998 and an anticipated charge for Transaction-related expenses totaling approximately $5.5 million, less anticipated income tax benefits. Such expenses include investment advisory fees, legal and accounting expenses and other transaction costs ($2.8 million), other direct costs associated with the Transaction ($0.8 million) and incremental operating costs associated with anticipated employee termination benefits and elimination of redundant facilities ($1.9 million). The unaudited pro forma condensed combined statements of operations do not reflect these non-recurring charges, which PRI anticipates will be recorded during the twelve-month period following consummation of the Transaction.

3. The unaudited pro forma condensed combined financial statements do not include all adjustments to conform the accounting policies of Promis to those followed by PRI. The nature and extent of adjustments in addition to those discussed herein, if any, will be based upon further study and analysis and are not expected to be significant in relationship to the consolidated financial statements of PRI. The unaudited pro forma condensed combined statements of operations data include certain adjustments to Promis' accounting policies to conform them with PRI's accounting policies on revenue recognition. The unaudited pro forma condensed combined balance sheet includes an adjustment for an anticipated charge for Transaction-related expenses described in Note 2.

    We have not authorized any dealer, sales representative or other person to give you any information or to make any representations other than the statements in this prospectus. If anyone gives you any other information or makes any other representation, you should not rely on it. After the date of this prospectus, you should not assume that the information in this prospectus continues to be accurate, even if this prospectus is delivered to you after that date or if you acquire common stock after that date. This prospectus is neither an offer to sell nor the solicitation of an offer to buy any securities other than the common stock. This prospectus is neither an offer to sell nor the solicitation of an offer to buy common stock if: (1) you are in a jurisdiction that does not permit such offer or solicitation; (2) the person making the offer or solicitation is not qualified to do so; or (3) it is unlawful to make such offer or solicitation to you.


                                2,490,516 SHARES

                              PRI AUTOMATION, INC.
                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the various expenses to be paid by the Company in connection with the issuance and distribution of the securities being registered. All amounts shown are estimates except for amounts of filing and listing fees.

Securities and Exchange Commission registration fee...............  $  15,454
                                                                    ---------
Nasdaq National Market listing fee................................     17,500
                                                                    ---------
Legal fees and expenses...........................................     50,000
                                                                    ---------
Accounting fees and expenses......................................     25,000
                                                                    ---------
Printing, EDGAR formatting and mailing expenses...................      5,000
                                                                    ---------
Miscellaneous.....................................................     12,046
                                                                    ---------
        Total.....................................................  $ 125,000
                                                                    ---------
                                                                    ---------

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Article 6C of the Company's Restated Articles of Organization provides that the Company (with certain exceptions) will indemnify and hold harmless to the fullest extent authorized by the Massachusetts Business Corporation Law each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise (hereinafter a "Proceeding"), by reason of the fact that he or she is or was (a) a director of the Company, (b) an officer of the Company elected or appointed by the stockholders or the Board of Directors, or (c) serving, at the request of the Company as evidenced by a vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, as a director, officer, employee or other agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (such persons described in (a), (b) and (c) are sometimes hereinafter referred to as an "Indemnitee") against all expense, liability, and loss reasonably incurred by any such Indemnitee in connection therewith. The Company may also, to the extent authorized by the Board of Directors, grant rights to indemnification, and to an advancement of expenses, to any employee or agent of the Company. Notwithstanding the foregoing, if Massachusetts Business Corporation Law requires, an advancement of expenses incurred by an Indemnitee will be made only upon delivery to the Company of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses.

    The rights under Article 6C may not be amended or terminated so as to adversely affect an individual's rights with respect to the period prior to such amendment without the consent of the person entitled to the indemnification (unless otherwise required by the Massachusetts Business Corporation Law).

    Section 67 of Chapter 156B of the Massachusetts Business Corporation Law authorizes a corporation to indemnify its directors, officers, employees and other agents unless such person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the Corporation or to the extent that such matter relates to service with respect to an employee benefit plan, in the best interests of the participants of such employee benefit plan.

    The effect of these provisions would be to authorize such indemnification by the Company for liabilities arising out of the Securities Act of 1933.

ITEM 16. EXHIBITS


 2.1*      Combination Agreement dated as of November 24, 1998 between PRI Automation, Inc.,
           1325949 Ontario Inc. and Promis Systems Corporation Ltd.

 4.1*      Restated Articles of Organization (filed as Exhibit 3.5 to the Company's registration statement on Form S-1, File No. 33-81836, and incorporated herein by reference).

 4.2*      Articles of Amendment to Restated Articles of Organization (filed as Exhibit 3.6 to the Company's quarterly report on Form 10-Q, for the quarterly period ended March 30,
           1997, File No. 000-24934, and incorporated herein by reference).

 4.3*      Articles of Amendment to Restated Articles of Organization (filed as Exhibit 3.7 to the Company's quarterly report on Form 10-Q, for the quarterly period ended December
           28, 1997, File No. 000-24934, and incorporated herein by reference).

 4.4*      Certificate of Designation of Series A Participating Cumulative Preferred Stock, as
           amended.

 4.5*      Amended and Restated By-Laws of the Company (filed as Exhibit 3.4 to the Company's registration statement on Form S-1, File No. 33-81836, and incorporated herein by reference).

 4.6*      Rights Agreement dated as of December 9, 1998, between the Company and State Street
           Bank and Trust Company, as Rights Agent (filed as Exhibit 4.1 to the Company's current report on Form 8-K, dated December 7, 1998, File No. 000-24934, and incorporated herein by reference).

 4.7*      Form of Rights Certificate (attached as Exhibit B to the Rights Agreement filed as
           Exhibit 4.1 to the Company's current report on Form 8-K, dated December 7, 1998, File
           No. 000-24934, and incorporated herein by reference).

 5.1*      Opinion of Foley, Hoag & Eliot LLP.

 8.1*      Opinion of Blake, Cassels & Graydon regarding tax matters.

 8.2*      Opinion of Foley, Hoag & Eliot LLP regarding tax matters.

23.1       Consent of PricewaterhouseCoopers LLP.

23.2       Consent of Ernst & Young LLP, independent auditors.

23.3       Consent of Ernst & Young LLP, independent auditors.

23.4*      Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

23.5*      Consent of Blake, Cassels & Graydon (included in Exhibit 8.1).

23.6*      Consent of Foley, Hoag & Eliot LLP (included in Exhibit 8.2).

24.1*      Power of Attorney (contained on the signature page).

99.1*      Form of Plan of Arrangement under Section 192 of the Canada Business Corporations Act of Promis Systems Corporation Ltd.

99.2*      Form of Voting and Exchange Trust Agreement among the Company, 1325949 Ontario Inc.,
           Promis Systems Corporation Ltd. and Montreal Trust Company of Canada, as trustee.

99.3*      Form of Support Agreement among the Company, 1325949 Ontario Inc. and Promis Systems
           Corporation Ltd.



*  Previously filed.

ITEM 17. UNDERTAKINGS

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Massachusetts on this 5th day of February, 1999.


                                PRI AUTOMATION, INC.

                                By:            /s/ MITCHELL G. TYSON
                                     -----------------------------------------
                                                 Mitchell G. Tyson
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


                               POWER OF ATTORNEY



    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------
              *                 Chairman of the Board,
------------------------------    Treasurer and Director      February 5, 1999
      Mordechai Wiesler

                                President, Chief Executive
    /s/ MITCHELL G. TYSON         Officer and Director
------------------------------    (Principal Executive        February 5, 1999
      Mitchell G. Tyson           Officer)

              *                 Chief Financial Officer
------------------------------    (Principal Financial and    February 5, 1999
      Stephen D. Allison          Accounting Officer)

              *                 Director
------------------------------                                February 5, 1999
   Alexander V. D'Arbeloff

              *                 Director
------------------------------                                February 5, 1999
     Boruch B. Frusztajer

              *                 Director
------------------------------                                February 5, 1999
         Amram Rasiel

          SIGNATURE                        TITLE                    DATE
------------------------------  ---------------------------  -------------------

              *                 Director
------------------------------                                February 5, 1999
     Kenneth M. Thompson

   *By:    /s/ MITCHELL G.
            TYSON
------------------------------
      Mitchell G. Tyson
      (ATTORNEY-IN-FACT)

                                 EXHIBIT INDEX


  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------

      2.1*   Combination Agreement dated as of November 24, 1998 between PRI Automation, Inc., 1325949 Ontario Inc.
             and Promis Systems Corporation Ltd.

      4.4*   Certificate of Designation of Series A Participating Cumulative Preferred Stock, as amended

      5.1*   Opinion of Foley, Hoag & Eliot LLP.

      8.1*   Opinion of Blake, Cassels & Graydon regarding tax matters.

      8.2*   Opinion of Foley, Hoag & Eliot LLP regarding tax matters.

      23.1   Consent of PricewaterhouseCoopers LLP.

      23.2   Consent of Ernst & Young LLP, independent auditors.

      23.3   Consent of Ernst & Young LLP, independent auditors.

     23.4*   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 5.1).

     23.5*   Consent of Blake, Cassels & Graydon (included in Exhibit 8.1).

     23.6*   Consent of Foley, Hoag & Eliot LLP (included in Exhibit 8.2).

     99.1*   Form of Plan of Arrangement under Section 192 of the Canada Business Corporations Act of Promis Systems
             Corporation Ltd.

     99.2*   Form of Voting and Exchange Trust Agreement among the Company, 1325949 Ontario Inc., Promis Systems
             Corporation Ltd. and Montreal Trust Company of Canada, as trustee.

     99.3*   Form of Support Agreement among the Company, 1325949 Ontario Inc. and Promis Systems Corporation Ltd.



*  Previously filed.